Filed Pursuant to Rule 424(b)(3)
SEC File No. 333-176259
PROSPECTUS

Exterran Holdings, Inc.

Offer to Exchange

up to

$350,000,000 of 7 1/4% Senior Notes due 2018
that have been registered under the Securities Act of 1933

for

$350,000,000 of 7 1/4% Senior Notes due 2018
that have not been registered under the Securities Act of 1933

Please read “Risk Factors” beginning on page 8 for a discussion of factors you should consider before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives the notes for its own account pursuant to this exchange offer must acknowledge by way of the letter of transmittal that it will deliver a prospectus in connection with any resale of the notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed to make this prospectus available for a period ending on the earlier of May 7, 2012 and the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities. See “Plan of Distribution.”

The date of this prospectus is November 8, 2011.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the “Commission.” In making your investment decision, you should rely only on the information contained in or incorporated by reference into this prospectus and in the letter of transmittal accompanying this prospectus. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. We are not making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or in the documents incorporated by reference into this prospectus are accurate as of any date other than the date on the front cover of this prospectus or the date of such incorporated documents, as the case may be.

This prospectus incorporates by reference business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge upon written or oral request directed to: Investor Relations, Exterran Holdings, Inc., 16666 Northchase Drive, Houston, Texas 77060, telephone number: (281) 836-7000. To obtain timely delivery, you must request the information no later than November 29, 2011, which is five business days prior to the expiration of the exchange offer.

Subsidiary Guarantees	21
Optional Redemption	22
Selection and Notice	23
Mandatory Redemption	24
Repurchase at the Option of Holders	24
Certain Covenants	27
Events of Default and Remedies	37
No Personal Liability of Directors, Officers, Employees and Stockholders	39
Legal Defeasance and Covenant Defeasance	39
Amendment, Supplement and Waiver	40
Satisfaction and Discharge	41
Concerning the Trustee	42
Governing Law	42
Additional Information	42
Book-Entry, Delivery and Form	42
Depository Procedures	43
Exchange of Global Notes for Certificated Notes	45
Exchange of Certificated Notes for Global Notes	45
Same-Day Settlement and Payment	45
Certain Definitions	45
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	62
PLAN OF DISTRIBUTION	66
LEGAL MATTERS	68
EXPERTS	68
WHERE YOU CAN FIND MORE INFORMATION	68
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS	69

ii

SUMMARY

This summary highlights information included or incorporated by reference in this prospectus. It may not contain all of the information that is important to you. This prospectus includes information about the exchange offer and includes or incorporates by reference information about our business and our financial and operating data. Before deciding to participate in the exchange offer, you should read this entire prospectus carefully, including the financial data and related notes incorporated by reference in this prospectus and the “Risk Factors” section beginning on page 8 of this prospectus.

References to “Exterran,” “we,” “us,” or “our” refer to Exterran Holdings, Inc., and, where the context requires, include our consolidated subsidiaries.

Exterran Holdings, Inc.

We are a global market leader in the full service natural gas compression business and a premier provider of operations, maintenance, service and equipment for oil and natural gas production, processing and transportation applications. Our global customer base consists of companies engaged in all aspects of the oil and natural gas industry, including large integrated oil and natural gas companies, national oil and natural gas companies, independent producers and natural gas processors, gatherers and pipelines. We operate in three primary business lines: contract operations, fabrication and aftermarket services. In our contract operations business line, we own a fleet of natural gas compression equipment and crude oil and natural gas production and processing equipment that we utilize to provide operations services to our customers. In our fabrication business line, we fabricate and sell equipment similar to the equipment that we own and utilize to provide contract operations to our customers. We also fabricate the equipment utilized in our contract operations services. In addition, our fabrication business line provides engineering, procurement and fabrication services primarily related to the manufacturing of critical process equipment for refinery and petrochemical facilities, the fabrication of tank farms and the fabrication of evaporators and brine heaters for desalination plants. In our Total Solutions projects, which we offer to our customers on either a contract operations basis or a sale basis, we provide the engineering, design, project management, procurement and construction services necessary to incorporate our products into complete production, processing and compression facilities. In our aftermarket services business line, we sell parts and components and provide operations, maintenance, overhaul and reconfiguration services to customers who own compression, production, processing, treating and other equipment.

Our products and services are essential to the production, processing, transportation and storage of natural gas and are provided primarily to energy producers and distributors of oil and natural gas. Our geographic business unit operating structure, technically experienced personnel and high-quality contract operations fleet allow us to provide reliable and timely customer service.

We have an equity interest in Exterran Partners, L.P. (the “Partnership”), a master limited partnership that provides natural gas contract operations services to customers throughout the United States. As of September 30, 2011, public unitholders held a 65% ownership interest in the Partnership and we owned the remaining equity interest, including the general partner interest and all incentive distribution rights. The general partner of the Partnership is our subsidiary, and we consolidate the financial position and results of operations of the Partnership. It is our intention for the Partnership to be the primary vehicle for the long-term growth of our U.S. contract operations business and for us to continue to contribute U.S. contract operations customer contracts and equipment to the Partnership over time in exchange for cash, the Partnership’s assumption of our debt and/or our receipt of additional interests in the Partnership.

Our Offices

Our executive offices are located at 16666 Northchase Drive, Houston, Texas 77060 and our telephone number is (281) 836-7000. Our website address is www.exterran.com. Information on our website is not incorporated in this prospectus.

Risk Factors

Investing in the notes involves substantial risks. You should carefully consider all the information contained in this prospectus, including information in documents incorporated by reference, prior to participating in the exchange offer. In particular, we urge you to carefully consider the factors set forth under “Risk Factors” beginning on page 8 of this prospectus and those risk factors incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011.

Exchange Offer

On November 23, 2010, we completed a private offering of the outstanding notes. As part of this private offering, we entered into a registration rights agreement with the initial purchasers of the outstanding notes in which we agreed, among other things, to deliver this prospectus to you and to use commercially reasonable efforts to complete the exchange offer no later than 400 days after November 23, 2010. The following is a summary of the exchange offer.

Outstanding Notes	On November 23, 2010, we issued $350 million aggregate principal amount of 7 1/4% Senior Notes due 2018.

Exchange Notes	7 1/4% Senior Notes due 2018. The terms of the exchange notes are identical to the terms of the outstanding notes, except that the transfer restrictions, registration rights and provisions for additional interest relating to the outstanding notes do not apply to the exchange notes.

Exchange Offer	We are offering to exchange up to $350 million principal amount of our 7 1/4% Senior Notes due 2018 that have been registered under the Securities Act of 1933, or the Securities Act, for an equal amount of our outstanding 7 1/4% Senior Notes due 2018 issued on November 23, 2010 to satisfy our obligations under the registration rights agreement that we entered into when we issued the outstanding notes in a transaction exempt from registration under the Securities Act.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on December 6, 2011, unless we decide to extend it.

Conditions to the Exchange Offer	The registration rights agreement does not require us to accept outstanding notes for exchange if the exchange offer or the making of any exchange by a holder of the outstanding notes would violate any applicable law or Commission policy. A minimum aggregate principal amount of outstanding notes being tendered is not a condition to the exchange offer. Please read “Exchange Offer — Conditions to the Exchange Offer” for more information about the conditions to the exchange offer.

Procedures for Tendering Outstanding Notes	All of the outstanding notes are held in book-entry form through the facilities of The Depository Trust Company, or DTC. To participate in the exchange offer, you must follow the automatic tender offer program, or ATOP, procedures established by DTC for tendering notes held in book-entry form. The ATOP procedures require that the exchange agent receive, prior to the expiration date of the exchange offer, a computer-generated message known as an “agent’s message” that is transmitted through ATOP and that DTC confirm that:

• DTC has received instructions to exchange your notes; and

• you agree to be bound by the terms of the letter of transmittal in Annex A hereto.

For more details, please read “Exchange Offer — Terms of the Exchange Offer” and “Exchange Offer — Procedures for Tendering.”

Guaranteed Delivery Procedures	None.

Withdrawal of Tenders	You may withdraw your tender of outstanding notes at any time prior to the expiration date. To withdraw, you must submit a notice of withdrawal to the exchange agent using ATOP procedures before 5:00 p.m., New York City time, on the expiration date of the exchange offer. Please read “Exchange Offer — Withdrawal of Tenders.”

Acceptance of Outstanding Notes and Delivery of Exchange Notes	If you fulfill all conditions required for proper acceptance of outstanding notes, we will accept any and all outstanding notes that you properly tender in the exchange offer before 5:00 p.m., New York City time, on the expiration date. We will return any outstanding note that we do not accept for exchange to you without expense promptly after the expiration date. We will deliver the exchange notes promptly after the expiration date. Please read “Exchange Offer — Terms of the Exchange Offer.”

Fees and Expenses	We will bear all expenses related to the exchange offer. Please read “Exchange Offer — Fees and Expenses.”

Use of Proceeds	The issuance of the exchange notes will not provide us with any new proceeds. We are making the exchange offer solely to satisfy our obligations under our registration rights agreement.

Consequences of Failure to Exchange Outstanding Notes	If you do not exchange your outstanding notes in the exchange offer, you will no longer be able to require us to register the outstanding notes under the Securities Act, except in the limited circumstances provided under our registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the outstanding notes unless we have registered the outstanding notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

U.S. Federal Income Tax Consequences	The exchange of exchange notes for outstanding notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read “Material U.S. Federal Income Tax Consequences.”

Exchange Agent	We have appointed Wells Fargo Bank, National Association as the exchange agent for the exchange offer. You should direct questions and requests for assistance and requests for additional copies of this prospectus (including the letter of transmittal) to the exchange agent addressed as follows:

By Registered or Certified Mail Wells Fargo Bank, N.A. MAC N9303-121 P.O. Box 1517 Minneapolis, Minnesota 55480

By Overnight Delivery Wells Fargo Bank, N.A. MAC N9303-121 6th & Marquette Avenue Minneapolis, Minnesota 55479

By Hand Delivery Wells Fargo Bank, N.A. 608 2nd Avenue South Northstar East Building — 12th Floor Minneapolis, Minnesota

Facsimile Transmission 612-667-6282 Attn: Corporate Trust Operations Confirm by Telephone: 800-344-5128

Terms of the Exchange Notes

The exchange notes will be identical to the outstanding notes, except that the exchange notes are registered under the Securities Act and will not have restrictions on transfer, registration rights or provisions for additional interest. The exchange notes will evidence the same debt as the outstanding notes, and the same indenture will govern the exchange notes and the outstanding notes. We sometimes refer to both the exchange notes and the outstanding notes as the “notes.”

The following summary contains basic information about the exchange notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the exchange notes, please read “Description of Exchange Notes.”

Issuer	Exterran Holdings, Inc.

Notes Offered	$350,000,000 aggregate principal amount of 7 1/4% senior notes due 2018

Maturity Date	December 1, 2018

Interest	Interest on the exchange notes will accrue at a rate of 7 1/4% per annum (calculated using a 360-day year).

Interest on the exchange notes will be payable on June 1 and December 1 of each year, beginning on June 1, 2012, and will accrue from the most recent date on which interest was paid on the outstanding notes.

Ranking	The exchange notes will be our senior unsecured obligations. Accordingly, they will rank:

• equal in right of payment with all of our existing and future senior debt;

• effectively junior in right of payment to all of our existing and future secured indebtedness, including indebtedness under our credit agreement, to the extent of the value of the collateral securing such indebtedness;

• structurally junior in right of payment to all existing and future indebtedness and other liabilities, including trade payables, of any non-guarantor subsidiaries (other than indebtedness and liabilities owed to us, if any); and

• senior in right of payment to any of our future subordinated indebtedness.

Subsidiary Guarantees	The exchange notes will be jointly and severally guaranteed by all of our existing subsidiaries that guarantee indebtedness under our credit agreement and certain of our future subsidiaries, whom we refer to as “our subsidiary guarantors.” The subsidiary guarantees will rank:

• equal in right of payment with all of the existing and future senior debt of our subsidiary guarantors, including their guarantees of our other senior debt;

• effectively junior in right of payment to all existing and future secured indebtedness of our subsidiary guarantors to the extent of the value of the collateral securing such indebtedness;

• structurally junior in right of payment to all existing and future indebtedness and other liabilities, including trade payables, of any of the guarantors’ non-guarantor subsidiaries (other than indebtedness and other liabilities owed to our subsidiary guarantors, if any); and

• senior in right of payment to any future subordinated indebtedness of our subsidiary guarantors.

Optional Redemption	We will have the option to redeem the notes, in whole or in part, at any time on or after December 1, 2013 at the redemption prices described in this prospectus under the heading “Description of Exchange Notes — Optional Redemption,” together with any accrued and unpaid interest to the date of redemption.

Prior to December 1, 2013, we may redeem the notes, in whole or in part, at a “make-whole” redemption price described under “Description of Exchange Notes — Optional Redemption,” together with any accrued and unpaid interest to the date of redemption.

Equity Offering Optional Redemption	Prior to December 1, 2013, we may, at any time or from time to time, redeem up to 35% of the aggregate principal amount of the notes with the net proceeds of a public or private equity offering at 107.250% of the principal amount of the notes, plus any accrued and unpaid interest to the date of redemption, if at least 65% of the aggregate principal amount of the notes issued under the indenture remains outstanding after such redemption and the redemption occurs within 120 days of the date of the closing of such equity offering.

Change of Control	If a change of control event occurs, each holder of notes may require us to repurchase all or a portion of its notes at a price equal to 101% of the principal amount of the exchange notes, plus any accrued and unpaid interest to the date of repurchase.

Certain Covenants	The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

• pay distributions on, purchase or redeem our equity securities or redeem our subordinated debt;

• make investments;

• incur or guarantee additional indebtedness or issue preferred stock;

• create certain liens;

• sell assets;

• consolidate, merge or transfer all or substantially all of our assets;

• enter into agreements that restrict distributions or other payments from our restricted subsidiaries to us;

• engage in transactions with affiliates; and

• create unrestricted subsidiaries.

These covenants are subject to important exceptions and qualifications that are described under “Description of Exchange Notes — Certain Covenants.” If the exchange notes achieve an investment grade rating from each of Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services, many of these covenants will terminate.

Transfer Restrictions; Absence of a Public Market for the Notes	The exchange notes generally will be freely transferable, but will also be new securities for which there will not initially be a market. We do not intend to make a trading market in the exchange notes after the exchange offer. Therefore, we cannot assure you as to the development of an active market for the exchange notes or as to the liquidity of any such market.

Form of Exchange Notes	The exchange notes will be represented initially by one or more global notes. The global exchange notes will be deposited with the trustee, as custodian for DTC.

Same-Day Settlement	The global exchange notes will be shown on, and transfers of the global exchange notes will be effected only through, records maintained in book-entry form by DTC and its direct and indirect participants.

The exchange notes are expected to trade in DTC’s Same Day Funds Settlement System until maturity or redemption. Therefore, secondary market trading activity in the exchange notes will be settled in immediately available funds.

Trading	We do not expect to list the exchange notes for trading on any securities exchange.

Trustee, Registrar and Exchange Agent	Wells Fargo Bank, National Association

Governing Law	The exchange notes and the indenture relating to the exchange notes will be governed by, and construed in accordance with, the laws of the State of New York.

Use of Proceeds	We will not receive any cash consideration in the exchange offer.

Risk Factors	You should carefully consider all the information set forth in this prospectus and, in particular, the specific factors in the section of this prospectus entitled “Risk Factors.”

Ratio of Earnings to Fixed Charges

The table below sets forth the Ratios of Earnings to Fixed Charges for us for each of the periods indicated. For purposes of this table, “earnings” are defined as income (loss) from continuing operations before taxes, adjusted for (income) loss of equity investees, fixed charges, amortization of capitalized interest, distributed (income) loss of equity investees and interest capitalized during the year. “Fixed charges” consist of interest, including capitalized interest, on all indebtedness, amortization of debt discounts and expenses incurred on issuances, and an estimate of the interest factor within rental expense.

	Nine
	Months
	Ended
	September 30,	Fiscal Year Ended December 31,
	2011(1)	2010(2)	2009(3)	2008(4)	2007(5)	2006

Ratio of Earnings to Fixed Charges	—	—	—	—	—	1.55

(1)	Due to a loss for the nine months ended September 30, 2011, the ratio was less than 1:1. We would have had to generate additional pre-tax earnings of $321.6 million to achieve coverage of 1:1. During the nine months ended September 30, 2011, we recorded goodwill impairment charges of $196.1 million and long-lived asset impairment charges of $4.4 million. For more information regarding these pre-tax charges, see Notes 9 and 10 to the consolidated financial statements included in our quarterly report on Form 10-Q for the period ended September 30, 2011.

(2)	Due to a loss for the year ended December 31, 2010, the ratio was less than 1:1. We would have had to generate additional pre-tax earnings of $224.7 million to achieve coverage of 1:1. During the year, we recorded long-lived asset impairment charges of $146.9 million. For more information regarding these pre-tax charges, see Note 14 to the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2010.

(3)	Due to a loss for the year ended December 31, 2009, the ratio was less than 1:1. We would have had to generate additional pre-tax earnings of $110.1 million to achieve coverage of 1:1. During the year, we recorded a goodwill impairment charge of $150.8 million, long-lived asset impairment charges of $97.0 million and restructuring charges of $14.3 million. For more information regarding these pre-tax charges, see Notes 9, 14 and 15, respectively, to the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2010.

(4)	Due to a loss for the year ended December 31, 2008, the ratio was less than 1:1. We would have had to generate additional pre-tax earnings of $963.7 million to achieve coverage of 1:1. In the fourth quarter of 2008, we recorded a goodwill impairment charge of $1,148.4 million and a long-lived asset impairment charge of $24.1 million. For more information regarding these pre-tax charges, see Notes 9 and 20, respectively, to the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2008.

(5)	Due to a loss for the year ended December 31, 2007, the ratio was less than 1:1. We would have had to generate additional pre-tax earnings of $6.3 million to achieve coverage of 1:1. During the year, we recorded debt extinguishment charges of $70.2 million and an impairment to our fleet assets of $61.9 million. For more information regarding these pre-tax charges, see Notes 11 and 19, respectively, to the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2007.

RISK FACTORS

Before deciding to participate in the exchange offer, you should consider carefully the risks described below and in our annual report on Form 10-K for the year ended December 31, 2010 and our quarterly report on Form 10-Q for the quarter ended September 30, 2011, as updated by annual, quarterly and other reports and documents we file with the Commission after the date of this prospectus, in addition to the other information set forth elsewhere or incorporated by reference in this prospectus. While these are the risks and uncertainties we believe are most important for you to consider, you should know that they are not the only risks or uncertainties facing us or which may adversely affect our business. If any of the risks or uncertainties described below or incorporated by reference to this prospectus actually were to occur, our business, financial condition or results of operations could be affected materially and adversely.

Risks Related to the Exchange Offer

If you fail to exchange outstanding notes, existing transfer restrictions will remain in effect and the market value of outstanding notes may be adversely affected because they may be more difficult to sell.

If you fail to exchange outstanding notes for exchange notes under the exchange offer, then you will continue to be subject to the existing transfer restrictions on the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except in connection with this exchange offer or as required by the registration rights agreement, we do not intend to register resales of the outstanding notes.

The tender of outstanding notes under the exchange offer will reduce the principal amount of the currently outstanding notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any currently outstanding notes that you continue to hold following completion of the exchange offer.

Risks Related to the Notes

The covenants in the indenture governing the notes impose, and covenants contained in agreements governing our other indebtedness impose, restrictions that may limit our operating and financial flexibility.

The indenture governing the notes contains a number of significant restrictions and covenants that limit our ability and the ability of our restricted subsidiaries to:

•	incur liens and indebtedness or provide guarantees in respect of obligations of any other person;

•	pay dividends or make distributions on our equity interests;

•	make redemptions and repurchases of our equity interests;

•	make loans and other investments;

•	prepay, redeem or repurchase subordinated indebtedness;

•	engage in mergers, consolidations and asset dispositions, including to the Partnership;

•	engage in affiliate transactions; and

•	restrict distributions from certain subsidiaries.

Our senior secured credit facility contains multiple restrictions and covenants. Further, our future indebtedness may contain covenants more restrictive in certain respects than the restrictions contained in the indenture governing the notes and our senior secured credit facility. Operating results below current levels or other adverse factors, including a significant increase in interest rates, could result in our being unable to comply with financial covenants that may be contained in any future indebtedness. If our indebtedness is in default for any reason, our business, financial condition and results of operations could be materially and adversely affected. In addition, complying with these covenants may also cause us to take actions that are not favorable to holders of the notes and may make it more difficult for us to successfully execute our business strategy and compete against companies who are not subject to such restrictions.

Our ability to access the capital and credit markets to raise capital on favorable terms will be affected by our debt level and by any disruptions in the capital and credit markets.

The cost of raising money in the debt and equity capital markets has increased substantially while the availability of funds from those markets generally has diminished significantly. Also, as a result of concerns about the stability of financial markets and the solvency of counterparties specifically, the cost of obtaining money from the credit markets generally has increased as some major financial institutions have consolidated and others may consolidate in the future, and some lenders may increase interest rates, enact tighter lending standards, refuse to refinance existing debt at maturity on favorable terms or at all and may reduce or cease to provide funding to borrowers.

We require a significant amount of cash to service our indebtedness, fund working capital and pay our debts as they become due. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures depends on our ability to generate cash in the future. The ability to generate cash in the future is subject to our operational performance as well as general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We may not generate sufficient cash flow from operations and future borrowings may not be available to us under our credit agreement or otherwise in an amount sufficient to enable us to pay our indebtedness, including these notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, at or before maturity. We may not be able to refinance any of our indebtedness, including the notes, on commercially reasonable terms or at all.

Payment of principal and interest on the notes is effectively subordinated to our senior secured debt to the extent of the value of the assets securing the debt and structurally subordinated to the indebtedness of any of our subsidiaries that do not guarantee the notes.

The notes are our senior unsecured debt and rank equally in right of payment with all of our other existing and future unsubordinated debt. The notes are effectively junior to all our existing and future secured debt to the extent of the value of the assets securing the debt and structurally subordinated to any debt of our subsidiaries that do not guarantee the notes and to the existing and future secured debt of any subsidiaries that guarantee the notes to the extent of the value of the assets securing the debt. As of September 30, 2011, we had $375.5 million of secured indebtedness outstanding, consisting of our senior secured credit facility, and combined undrawn capacity of up to $507.9 million under our revolving credit facility, subject to borrowing base limitations. However, due to certain covenant constraints in our senior secured credit agreement, only $196.4 million of the $507.9 million of undrawn capacity under our facility was available for additional borrowings as of September 30, 2011. Holders of our secured obligations, including obligations under our credit facility and term loan facility, will have claims that are prior to claims of holders of the notes with respect to the assets securing those obligations. In the event of a liquidation, dissolution, reorganization, bankruptcy or any similar proceeding, our assets and those of our subsidiaries will be available to pay obligations on the notes and the guarantees only after holders of our senior secured debt have been paid the value of the assets securing such debt.

In addition, although certain of our existing subsidiaries guarantee the notes, in the future, under certain circumstances, the guarantees are subject to release. In that case, and with respect to any of our subsidiaries that are not guarantors, the notes would be structurally junior to the claims of all creditors, including trade creditors and tort claimants, of our subsidiaries that are not guarantors. In the event of the liquidation, dissolution, reorganization, bankruptcy or similar proceeding of the business of a subsidiary that is not a guarantor, creditors of that subsidiary would generally have the right to be paid in full before any distribution is made to us or the holders of the notes. Accordingly, there may not be sufficient funds remaining to pay amounts due on all or any of the notes. As of September 30, 2011, our non-guarantor subsidiaries had $544.0 million of outstanding indebtedness.

The Partnership and its subsidiaries are unrestricted subsidiaries under the indenture for the notes. As such they do not guarantee the notes and are not subject to the financial covenants in the indenture. Cash generated by the Partnership and its subsidiaries will not be available to make payments on the notes except to the extent that cash is distributed to us or our restricted subsidiaries, such as through quarterly distributions in respect of the common and subordinated units and general partner interest held by us and our restricted subsidiaries.

Despite our and our subsidiaries’ current level of indebtedness, we still may be able to incur substantially more indebtedness. This could further exacerbate the risks associated with our substantial indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the notes do not prohibit us or our subsidiaries from doing so. If we incur any additional indebtedness that ranks equally with the notes and the subsidiary guarantees, the holders of that indebtedness will be entitled to share ratably with the holders of the notes and the subsidiary guarantees in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you. If new indebtedness is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

We may not be able to fund a change of control offer.

In the event of a change of control, we will be required, subject to certain conditions, to offer to purchase all outstanding notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase. If a change of control were to occur today, we would not have sufficient funds available to purchase all of the outstanding notes were they to be tendered in response to an offer made as a result of a change of control. We may not have sufficient funds available or be permitted by our debt instruments to fulfill these obligations upon a change of control in the future. Furthermore, certain change of control events would constitute an event of default under our credit facility, and we may not be able to obtain waivers from the lenders or refinance the credit facility. See “Description of Exchange Notes — Repurchase at the Option of Holders — Change of Control.”

The change of control put right might not be enforceable.

The Chancery Court of Delaware has raised the possibility that a change of control put right occurring as a result of a failure to have “continuing directors” comprising a majority of a board of directors may be unenforceable on public policy grounds.

Many of the covenants contained in the indenture will terminate if the notes are rated investment grade by both Standard & Poor’s and Moody’s and no default has occurred and is continuing.

Many of the covenants in the indenture governing the notes will terminate if the notes are rated investment grade by both Standard & Poor’s and Moody’s provided at such time no default has occurred and is continuing. The covenants restrict, among other things, our ability to pay dividends, incur debt and to enter into certain other transactions. The notes may never be rated investment grade. However, termination of these covenants would allow us to engage in certain transactions that would not have been permitted while these covenants were in force, and the effects of any such transactions will be permitted to remain in place even if the notes are subsequently downgraded below investment grade. See “Description of Exchange Notes — Certain Covenants — Covenant Termination.”

A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims.

Certain of our domestic subsidiaries will guarantee the notes. Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, these subsidiary guarantees can be voided, or claims under the subsidiary guarantees may be subordinated to all other debts of a subsidiary guarantor if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its guarantee or, in some states, when payments become due under the guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

A subsidiary guarantee of the notes may also be voided and required to be returned to the subsidiary guarantor, or to a fund for the benefit of the creditors of the subsidiary guarantor, without regard to the above factors, if a court finds that the subsidiary guarantor entered into the guarantee with the actual intent to hinder, delay or defraud its creditors.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

If the subsidiary guarantor did not substantially benefit directly or indirectly from the issuance of the guarantee, a court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its guarantee. If a court were to void a subsidiary guarantee, you would no longer have a claim against the subsidiary guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining subsidiary guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the subsidiary guarantor.

Each subsidiary guarantee contains a provision intended to limit the subsidiary guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent conveyance under applicable law. Such provision may not be effective to protect the subsidiary guarantees from being voided under bankruptcy law.

The Partnership is not a guarantor or a restricted subsidiary and, therefore, is not subject to the provisions of the indenture governing the notes.

One of our principal strategies is to utilize the Partnership as our primary vehicle for long-term growth by offering the Partnership the opportunity to purchase the remainder of our U.S. contract operations business over time. The Partnership is not a guarantor of the notes or a restricted subsidiary subject to the terms of the indenture governing the notes. The Partnership may, among other things, sell all or substantially all of its assets or modify cash distributions without the consent of holders of the notes. In addition, the Partnership may, among other things, sell all or substantially all of its assets, including its partner interests in its unrestricted operating subsidiaries, without the consent of holders of the notes.

We have a holding company structure in which our subsidiaries conduct our operations and own our operating assets.

We are a holding company, and our subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than the equity interests in our subsidiaries. As a result, our ability to make required payments on the notes depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, applicable state partnership laws and other laws and regulations. If we are unable to obtain the funds necessary to pay the principal amount at maturity of the notes, or to repurchase the notes upon the occurrence of a change of control, we may be required to adopt one or more alternatives, such as a refinancing of the notes. We may not be able to refinance the notes.

Your ability to transfer the exchange notes may be limited by the absence of a trading market.

The exchange notes will be new securities for which currently there is no trading market. We do not currently intend to apply for listing of the notes on any securities exchange or stock market. The liquidity of any market for the exchange notes will depend on the number of holders of those notes, the interest of securities dealers in making a market in those notes and other factors. Accordingly, a market for the exchange notes may not develop or be liquid. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. The market, if any, for the exchange notes may not be free from similar disruptions. Any such disruption may adversely affect the note holders.

Future trading prices of the exchange notes will depend on many factors, including:

•	our subsidiaries’ operating performance and financial condition;

•	the interest of the securities dealers in making a market in the notes (or exchange notes, if any); and

•	the market for similar securities.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. In consideration for issuing the exchange notes as contemplated by this prospectus, we will receive outstanding notes in a like principal amount. The form and terms of the exchange notes are identical in all respects to the form and terms of the outstanding notes, except the exchange notes do not include certain transfer restrictions, registration rights or provisions for additional interest. Outstanding notes surrendered in exchange for the exchange notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our outstanding indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth the Ratios of Earnings to Fixed Charges for us for each of the periods indicated. For purposes of this table, “earnings” are defined as income (loss) from continuing operations before taxes, adjusted for (income) loss of equity investees, fixed charges, amortization of capitalized interest, distributed (income) loss of equity investees and interest capitalized during the year. “Fixed charges” consist of interest, including capitalized interest, on all indebtedness, amortization of debt discounts and expenses incurred on issuances, and an estimate of the interest factor within rental expense.

	Nine
	Months
	Ended
	September 30,	Fiscal Year Ended December 31,
	2011(1)	2010(2)	2009(3)	2008(4)	2007(5)	2006

Ratio of Earnings to Fixed Charges	—	—	—	—	—	1.55

(1)	Due to a loss for the nine months ended September 30, 2011, the ratio was less than 1:1. We would have had to generate additional pre-tax earnings of $321.6 million to achieve coverage of 1:1. During the nine months ended September 30, 2011, we recorded goodwill impairment charges of $196.1 million and long-lived asset impairment charges of $4.4 million. For more information regarding these pre-tax charges, see Notes 9 and 10 to the consolidated financial statements included in our quarterly report on Form 10-Q for the period ended September 30, 2011.

(2)	Due to a loss for the year ended December 31, 2010, the ratio was less than 1:1. We would have had to generate additional pre-tax earnings of $224.7 million to achieve coverage of 1:1. During the year, we recorded long-lived asset impairment charges of $146.9 million. For more information regarding these pre-tax charges, see Note 14 to the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2010.

(3)	Due to a loss for the year ended December 31, 2009, the ratio was less than 1:1. We would have had to generate additional pre-tax earnings of $110.1 million to achieve coverage of 1:1. During the year, we recorded a goodwill impairment charge of $150.8 million, long-lived asset impairment charges of $97.0 million and restructuring charges of $14.3 million. For more information regarding these pre-tax charges, see Notes 9, 14 and 15, respectively, to the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2010.

(4)	Due to a loss for the year ended December 31, 2008, the ratio was less than 1:1. We would have had to generate additional pre-tax earnings of $963.7 million to achieve coverage of 1:1. In the fourth quarter of 2008, we recorded a goodwill impairment charge of $1,148.4 million and a long-lived asset impairment charge of $24.1 million. For more information regarding these pre-tax charges, see Notes 9 and 20, respectively, to the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2008.

(5)	Due to a loss for the year ended December 31, 2007, the ratio was less than 1:1. We would have had to generate additional pre-tax earnings of $6.3 million to achieve coverage of 1:1. During the year, we recorded debt extinguishment charges of $70.2 million and an impairment to our fleet assets of $61.9 million. For more information regarding these pre-tax charges, see Notes 11 and 19, respectively, to the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2007.

EXCHANGE OFFER

We sold the outstanding notes on November 23, 2010 pursuant to the purchase agreement, dated as of November 18, 2010, by and among us, our subsidiary guarantors and the initial purchasers named therein. The outstanding notes were subsequently offered by the initial purchasers to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons pursuant to Regulation S under the Securities Act.

Purpose of the Exchange Offer

We sold the outstanding notes in transactions that were exempt from or not subject to the registration requirements under the Securities Act. Accordingly, the outstanding notes are subject to transfer restrictions. In general, you may not offer or sell the outstanding notes unless either they are registered under the Securities Act or the offer or sale is exempt from or not subject to registration under the Securities Act and applicable state securities laws.

In connection with each sale of the outstanding notes, we entered into a registration rights agreement with the initial purchasers of the outstanding notes. We are offering the exchange notes under this prospectus in an exchange offer for the outstanding notes to satisfy our obligations under the registration rights agreement. The exchange offer will be open for at least 20 business days. During the exchange offer period, we will exchange the exchange notes for all outstanding notes properly surrendered and not withdrawn before the expiration date. The exchange notes will be registered and the transfer restrictions, registration rights and provisions for additional interest relating to the outstanding notes will not apply to the exchange notes.

Resale of Exchange Notes

Based on no-action letters of the Commission staff issued to third parties, we believe that exchange notes may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery provisions of the Securities Act if:

•	you are not an “affiliate” of us within the meaning of Rule 405 under the Securities Act;

•	such exchange notes are acquired in the ordinary course of your business; and

•	you do not intend to participate in a distribution of the exchange notes.

The Commission staff, however, has not considered the exchange offer for the exchange notes in the context of a no-action letter, and the Commission staff may not make a similar determination as in the no-action letters issued to these third parties.

If you tender in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes, you

•	cannot rely on such interpretations by the Commission staff; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Unless an exemption from registration is otherwise available, any securityholder intending to distribute exchange notes should be covered by an effective registration statement under the Securities Act. The registration statement should contain the selling securityholder’s information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act.

This prospectus may be used for an offer to resell, resale or other transfer of exchange notes only as specifically described in this prospectus. If you are a broker-dealer, you may participate in the exchange offer only if you acquired the outstanding notes as a result of market-making activities or other trading activities. Each broker- dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge by way of the letter of transmittal that it will deliver this prospectus in connection with any resale of the exchange notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue exchange notes in principal amount equal to the principal amount of outstanding notes surrendered in the exchange offer. Outstanding notes may be tendered only for exchange notes and only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered in the exchange offer.

As of the date of this prospectus, $350,000,000 in aggregate principal amount of 7 1/4% Senior Notes due 2018 is outstanding. This prospectus is being sent to DTC, the sole registered holder of the outstanding notes, and to all persons that we can identify as beneficial owners of the outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and the rules and regulations of the Commission. Outstanding notes whose holders do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These outstanding notes will be entitled to the rights and benefits such holders have under the indenture relating to the outstanding notes and the registration rights agreement.

We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us.

If you tender outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. Please read “— Fees and Expenses” for more details regarding fees and expenses incurred in connection with the exchange offer.

We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holders promptly after the expiration or termination of the exchange offer.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on December 6, 2011, unless, in our sole discretion, we extend it.

Extensions, Delays in Acceptance, Termination or Amendment

We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any outstanding notes by giving oral or written notice of such extension to their holders at any time until the exchange offer expires or terminates. During any such extensions, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

To extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the holders of outstanding notes of the extension via a press release issued no later than 9:00 a.m. New York City time on the business day after the previously scheduled expiration date.

If any of the conditions described below under “— Conditions to the Exchange Offer” have not been satisfied, we reserve the right, in our sole discretion

•	to delay accepting for exchange any outstanding notes,

•	to extend the exchange offer, or

•	to terminate the exchange offer,

by giving oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed promptly by oral or written notice thereof to holders of the outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The prospectus supplement will be distributed to holders of the outstanding notes. Depending upon the significance of the amendment and the manner of disclosure to holders, we will extend the exchange offer if it would otherwise expire during such period. If an amendment constitutes a material change to the exchange offer, including the waiver of a material condition, we will extend the exchange offer, if necessary, to remain open for at least five business days after the date of the amendment. In the event of any increase or decrease in the consideration we are offering for the outstanding notes or in the percentage of outstanding notes being sought by us, we will extend the exchange offer to remain open for at least 10 business days after the date we provide notice of such increase or decrease to the registered holders of outstanding notes.

Conditions to the Exchange Offer

We will not be required to accept for exchange, or exchange any exchange notes for, any outstanding notes if the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or Commission policy. Similarly, we may terminate the exchange offer as provided in this prospectus before accepting outstanding notes for exchange in the event of such a potential violation.

We will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us the representations described under “— Procedures for Tendering” and “Plan of Distribution” and such other representations as may be reasonably necessary under applicable Commission rules, regulations or interpretations to allow us to use an appropriate form to register the exchange notes under the Securities Act.

Additionally, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order has been threatened or is in effect with respect to the exchange offer registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will promptly give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes.

These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times prior to the expiration of the exchange offer in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the exchange offer.

Procedures for Tendering

To participate in the exchange offer, you must properly tender your outstanding notes to the exchange agent as described below. We will issue exchange notes only in exchange for outstanding notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes, and you should follow carefully the instructions on how to tender your outstanding notes. It is your responsibility to properly tender your outstanding notes. We have the right to waive any defects. However, we are not required to waive defects, and neither we nor the exchange agent is required to notify you of any defects in your tender.

If you have any questions or need help in exchanging your outstanding notes, please call the exchange agent whose address and phone number are described in the letter of transmittal included as Annex A to this prospectus.

All of the outstanding notes were issued in book-entry form, and all of the outstanding notes are currently represented by global certificates registered in the name of Cede & Co., the nominee of DTC. We have confirmed with DTC that the outstanding notes may be tendered using ATOP. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer, and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their outstanding notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender outstanding notes and that the participant agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange outstanding notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

There is no procedure for guaranteed late delivery of the outstanding notes.

Determinations Under the Exchange Offer.  We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder promptly following the expiration date of the exchange.

When We Will Issue Exchange Notes.  In all cases, we will issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent receives, prior to 5:00 p.m., New York City time, on the expiration date,

•	a book-entry confirmation of such outstanding notes into the exchange agent’s account at DTC; and

•	a properly transmitted agent’s message.

Such notes will be issued promptly following the expiration or termination of the offer.

Return of Outstanding Notes Not Accepted or Exchanged.  If we do not accept any tendered outstanding notes for exchange or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged outstanding notes will be returned without expense to their tendering holder. Such non-exchanged outstanding notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.

Your Representations to Us.  By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any exchange notes that you receive will be acquired in the ordinary course of your business;

•	you are not engaged in and do not intend to engage in the distribution of the exchange notes;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of us or our subsidiary guarantors; and

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes, you acquired those outstanding notes as a result of market-making activities or other trading activities and you will deliver this prospectus, as required by law, in connection with any resale of the exchange notes.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. For a withdrawal to be effective you must comply with the appropriate ATOP procedures. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn outstanding notes and otherwise comply with the ATOP procedures.

We will determine all questions as to the validity, form, eligibility and time of receipt of a notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be credited to an account maintained with DTC for the outstanding notes. This return or crediting will take place promptly after withdrawal, rejection of tender, expiration or termination of the exchange offer. You may retender properly withdrawn outstanding notes by following the procedures described under “— Procedures for Tendering” above at any time on or prior to the expiration date of the exchange offer.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by e-mail, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	Commission registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. Each tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, that are imposed for any reason other than the exchange of outstanding notes under the exchange offer.

Consequences of Failure to Exchange

If you do not exchange your outstanding notes for exchange notes under the exchange offer, the outstanding notes you hold will continue to be subject to the existing restrictions on transfer. In general, you may not offer or sell the outstanding notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not intend to register outstanding notes under the Securities Act unless our registration rights agreement requires us to do so.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes. This carrying value is the aggregate principal amount of the outstanding notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer, other than the recognition of the fees and expenses of the offering as stated under “— Fees and Expenses.”

Other

Participation in the exchange offer is voluntary, and you should consider carefully whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF EXCHANGE NOTES

You can find the definitions of certain terms used in this description under the caption “Certain Definitions.” In this description, the term “Company,” “us,” “our” or “we” refers only to Exterran Holdings, Inc. and not to any of its subsidiaries. References to the “notes” in this section of the prospectus include both the outstanding notes issued on November 23, 2010 and the exchange notes, unless the context otherwise requires.

The exchange notes will be issued and the outstanding notes were issued under an indenture among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee. You can find the definitions of various terms used in the Description of Exchange Notes under “— Certain Definitions” below.

The following description is a summary of the material provisions of the indenture and the exchange notes. It does not restate those documents in their entirety. We urge you to read the indenture and the exchange notes because they, and not this description, define the rights of Holders of the notes. Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the indenture.

If the exchange offer is consummated, holders of notes who do not exchange their notes for exchange notes will vote together with the Holders of the exchange notes for all relevant purposes under the indenture. In that regard, the indenture requires that certain actions by the Holders under the indenture (including acceleration after an Event of Default) must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of all outstanding notes issued under the indenture. In determining whether Holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the indenture, any notes that remain outstanding after the exchange offer will be aggregated with the exchange notes, and the Holders of these notes and the exchange notes will vote together as a single series for all such purposes. Accordingly, all references in this Description of Exchange Notes to specified percentages in aggregate principal amount of the outstanding notes mean, at any time after the exchange offer for the notes is consummated, such percentage in aggregate principal amount of such notes and the exchange notes then outstanding.

The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

Brief Description of the Notes and the Subsidiary Guarantees

The Notes.  The notes will:

•	be general unsecured obligations of the Company;

•	be equal in right of payment with all existing and future Senior Debt of the Company;

•	be effectively junior in right of payment to any secured Indebtedness of the Company, including Indebtedness under the Credit Agreement, to the extent of the value of the collateral securing such Indebtedness;

•	rank senior in right of payment to any future subordinated Indebtedness of the Company; and

•	be unconditionally guaranteed by the Guarantors on a senior unsecured basis.

The Subsidiary Guarantees.  The notes are currently guaranteed by all of the Company’s Subsidiaries that guarantee its borrowings under the Credit Agreement, which provides the Company with a senior secured revolving credit facility.

Each guarantee of the notes:

•	is a general unsecured obligation of the Guarantor;

•	is equal in right of payment with all existing and future Senior Debt of that Guarantor;

•	ranks effectively junior in right of payment to any secured Indebtedness of that Guarantor, including Indebtedness under the Credit Agreement, to the extent of the value of the collateral securing such Indebtedness; and

•	ranks senior in right of payment to any future subordinated Indebtedness of that Guarantor.

As of September 30, 2011, the Company and the Guarantors had:

•	total Senior Debt of approximately $1,165.1 million, consisting of the notes, approximately $439.2 million of outstanding convertible senior notes (net of unamortized discount), approximately $375.5 million of secured Senior Debt outstanding under the Credit Agreement (excluding Indebtedness under Hedging Contracts and approximately $216.6 million of outstanding letters of credit) and approximately $0.4 million of other Senior Debt; and

•	no Indebtedness contractually subordinated to the notes or the guarantees, as applicable.

The indenture permits us and the Guarantors to incur additional Indebtedness, including additional Senior Debt.

All of our existing Subsidiaries guarantee the notes, except our Foreign Subsidiaries, certain insignificant Domestic Subsidiaries and our Unrestricted Subsidiaries (which include the Partnership and its Subsidiaries), none of which is a guarantor of our borrowings under the Credit Agreement. Under the circumstances described below under the caption “— Certain Covenants — Additional Subsidiary Guarantees,” in the future one or more of our newly created or acquired Subsidiaries may not guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay current outstanding obligations to the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. As of September 30, 2011, our non-guarantor Subsidiaries had outstanding Indebtedness aggregating approximately $544.0 million.

As of the date of the indenture, all of our Subsidiaries, except the Partnership and its Subsidiaries, were “Restricted Subsidiaries.” Additionally, under the circumstances described below under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our other Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes. As of September 30, 2011, the Unrestricted Subsidiaries had outstanding Indebtedness aggregating approximately $544.0 million; held approximately 23% of our consolidated assets; and accounted for approximately 11% and (1%) of our consolidated revenues and net loss attributable to Exterran stockholders, respectively, for the nine months then ended.

Principal, Maturity and Interest

The Company has issued notes with an initial maximum aggregate principal amount of $350.0 million. In addition to the exchange notes offered hereby, the Company may issue additional notes from time to time. Any offering of additional notes is subject to the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The outstanding notes and any additional notes subsequently issued under the indenture, together with the exchange notes, will be treated as a single class for all purposes under the indenture, including, without limitation, for waivers, amendments, redemptions and offers to purchase. The Company will issue notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will mature on December 1, 2018.

Interest on the notes accrues at the rate of 7.250% per annum, and is payable semi-annually in arrears on June 1 and December 1, commencing on June 1, 2012. The Company will make each interest payment to the Holders of record on the May 15 and November 15 immediately preceding each interest payment date.

Interest on the notes accrues from November 23, 2010 or, if interest has already been paid with respect to the outstanding notes or the exchange notes, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to the Company, the Company will pay to an account in the United States all principal, interest and premium, if any, on that Holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar at its corporate trust office in New York City. The Company may change the paying agent or registrar without prior notice to the Holders of the notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. No service charge will be imposed by the Company, the trustee or the registrar for any registration of transfer or exchange of notes, but Holders will be required to pay all taxes due on transfer. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subsidiary Guarantees

Currently, all of our existing Subsidiaries that guarantee our Indebtedness under the Credit Agreement have guaranteed the notes on a senior unsecured basis. In the future, the Restricted Subsidiaries of the

Company will be required to guarantee the notes under the circumstances described under “— Certain Covenants — Additional Subsidiary Guarantees.” These Subsidiary Guarantees are joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law, although this limitation may not be effective to prevent the Subsidiary Guarantees from being voided in bankruptcy. See “Risk Factors — Risks Related to the Notes — A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

1. immediately after giving effect to such transaction, no Default or Event of Default exists; and

2. either:

a. the Person acquiring the properties or assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) unconditionally assumes, pursuant to a supplemental indenture substantially in the form specified in the indenture, all the obligations of that Guarantor under the notes, the indenture and its Subsidiary Guarantee on terms set forth therein; or

b. such transaction complies with the “Asset Sales” provisions of the indenture.

The Subsidiary Guarantee of a Guarantor will be released:

1. in connection with any sale or other disposition of all or substantially all of the properties or assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition complies with the “Asset Sales” provisions of the indenture;

2. in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition complies with the “Asset Sales” provisions of the indenture and the Guarantor ceases to be a Restricted Subsidiary of the Company as a result of the sale or other disposition;

3. if the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

4. upon Legal Defeasance or Covenant Defeasance as described below under the caption “— Legal Defeasance and Covenant Defeasance” or upon satisfaction and discharge of the indenture as described below under the caption “— Satisfaction and Discharge;”

5. upon the liquidation or dissolution of such Guarantor provided no Default or Event of Default has occurred that is continuing; or

6. at such time as such Guarantor ceases to guarantee any other Indebtedness of the Company and any other Guarantor.

See “— Repurchase at the Option of Holders — Asset Sales.”

Optional Redemption

At any time prior to December 1, 2013, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the notes issued under the indenture, at a redemption price of 107.250% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), with the net cash proceeds of one or more Equity Offerings by the Company, provided that:

1. at least 65% of the aggregate principal amount of the notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by the Company and its Subsidiaries); and

2. the redemption occurs within 120 days of the date of the closing of each such Equity Offering.

On and after December 1, 2013, the Company may redeem all or a part of the notes, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the notes to be redeemed to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

Year	Percentages

2013	105.438%
2014	103.625%
2015	101.813%
2016 and thereafter	100.000%

Prior to December 1, 2013, the Company may redeem all or part of the notes, at a redemption price equal to the sum of:

1. the principal amount thereof, plus

2. the Make Whole Premium at the redemption date,

plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

1. if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

2. if the notes are not listed on any national securities exchange, on a pro rata basis (or, in the case of notes in global form, the Trustee will select notes for redemption based on DTC’s method that most nearly approximates a pro rata selection).

No notes of $2,000 or less can be redeemed in part. Notices of optional redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that optional redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional, except that any redemption pursuant to the first paragraph under the “— Optional Redemption” section, may, at the Company’s discretion, be subject to completion of the related Equity Offering.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note.

Notes called for redemption become due on the date fixed for redemption, and at the redemption price. On and after the redemption date, interest will cease to accrue on notes or portions of them called for redemption.

Mandatory Redemption

Except as set forth below under “— Repurchase at the Option of Holders,” the Company is not required to make mandatory redemption or sinking fund payments with respect to the notes or to repurchase the notes at the option of the Holders.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, unless the Company has previously or concurrently exercised its right to redeem all of the notes as described under “— Optional Redemption,” each Holder of notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of that Holder’s notes pursuant to a cash tender offer (the “Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, the Company will offer a payment in cash (“Change of Control Payment”) equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of settlement (the “Change of Control Settlement Date”), subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Change of Control Settlement Date. Within 30 days following any Change of Control, unless the Company has previously or concurrently exercised its right to redeem all of the notes as described under “— Optional Redemption,” the Company will mail a notice to each Holder and the trustee describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Settlement Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

On or before the Change of Control Settlement Date, the Company will, to the extent lawful, accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer. Promptly after such acceptance, on the Change of Control Settlement Date the Company will:

1. deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

2. deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

On the Change of Control Settlement Date, the paying agent will mail to each Holder of notes properly tendered the Change of Control Payment for such notes (or, if all the notes are then in global form, make such payment through the facilities of DTC), and the trustee will authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided, however, that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Settlement Date.

The Credit Agreement provides that certain change of control events with respect to the Company would constitute an event of default thereunder, entitling the lenders, among other things, to accelerate the maturity of all Indebtedness outstanding thereunder. Any future credit agreements or other agreements relating to Indebtedness to which the Company or any Guarantor becomes a party may contain similar restrictions and provisions. Prior to complying with any of the provisions of this “Change of Control” covenant, but in any event no later than the Change of Control Settlement Date, the Company or any Guarantor must either repay all of its other outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing such Senior Debt to permit the repurchase of notes required by this covenant.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture will not contain provisions that permit the Holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of the Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Company to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the properties or assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

In the event that Holders of not less than 90% of the aggregate principal amount of the outstanding notes accept a Change of Control Offer and the Company purchases all of the notes held by such Holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the notes that remain outstanding, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

1. the Company (or a Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

2. the fair market value is determined by (a) an executive officer of the Company if the value is less than $75.0 million and evidenced by an officers’ certificate delivered to the trustee, or (b) the Company’s Board of Directors if the value is $75.0 million or more and evidenced by a resolution of the Board of Directors set forth in an officers’ certificate delivered to the trustee; and

3. at least 75% of the aggregate consideration received by the Company and its Restricted Subsidiaries in the Asset Sale and all other Asset Sales since the date of the indenture is in the form of cash, Cash Equivalents or Additional Assets. For purposes of this provision, each of the following will be deemed to be cash:

a. any liabilities, as shown on the Company’s or any Restricted Subsidiary’s most recent balance sheet, of the Company or such Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation or assumption agreement that releases the Company or such Subsidiary from further liability; and

b. any securities, notes or other obligations received by the Company or any Restricted Subsidiary from such transferee that are, within 90 days after the Asset Sale, converted by the Company or such Subsidiary into cash, to the extent of the cash received in that conversion.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale (or 720 days after the receipt of any Net Proceeds by any Foreign Subsidiary from an Asset Sale), the Company or any Restricted Subsidiary may apply those Net Proceeds at its option to any combination of the following:

1. to repay secured Indebtedness and, if no secured Indebtedness is then outstanding, to repay any other Senior Debt;

2. to invest in Additional Assets; or

3. to make capital expenditures in respect of any Permitted Business of the Company or any of its Restricted Subsidiaries.

Pending the final application of any Net Proceeds, the Company or any Restricted Subsidiary may invest the Net Proceeds in any manner that is not prohibited by the indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.”

On the 361st day after the Asset Sale (or the 721st day after an Asset Sale by any Foreign Subsidiary, or, in either case and at the Company’s option, any earlier date), if the aggregate amount of Excess Proceeds then exceeds $50.0 million, the Company will make an offer (an “Asset Sale Offer”) to all Holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of notes and such pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the date of settlement, subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of settlement, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company or any Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sales” provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Asset Sales” provisions of the indenture by virtue of such conflict.

Certain Covenants

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

1. declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or payable to the Company or a Restricted Subsidiary of the Company);

2. purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

3. make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or the Subsidiary Guarantees (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except a payment of interest or principal within one month of the Stated Maturity thereof, or

4. make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

1. no Default or Event of Default will have occurred and be continuing or would occur as a consequence thereof;

2. the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

3. such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2) through (10), inclusive, of the next succeeding paragraph), is less than the sum, without duplication, of the following (the “Restricted Payments Basket”):

a. 100% of the Consolidated Cash Flow of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter during which the Issue Date falls to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, less the product of 1.4 times the Company’s Fixed Charges for the same period, plus

b. 100% of the aggregate net cash proceeds and the fair market value of assets other than cash received by the Company since the Issue Date (i) as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of the Company or (ii) from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company, plus

c. the amount equal to the aggregate net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person after the Issue Date resulting from:

i. repurchases, repayments or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of any such Restricted Investment, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary;

ii. the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries not to exceed the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (c) was included in the calculation of the amount of the Restricted Payments Basket; provided, however, that no amount will be included under this clause (c) to the extent it is already included in Consolidated Cash Flow of the Company; and

iii. the sale by the Company or any Restricted Subsidiary (other than to the Company or a Restricted Subsidiary) of all or a portion of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary or a dividend from an Unrestricted Subsidiary (whether any such distribution or dividend is made with proceeds from the issuance by such Unrestricted Subsidiary of its Capital Stock or otherwise), plus

d. the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s consolidated balance sheet upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash or the fair market value of any other property (other than such Capital Stock) distributed by the Company upon such conversion or exchange) plus the amount of any cash received by the Company or any of its Restricted Subsidiaries upon such conversion or exchange.

The preceding provisions will not prohibit:

1. the payment of any dividend or other distribution within 60 days after the date of its declaration, if at the date of declaration the payment would have complied with the provisions of the indenture;

2. the purchase, redemption, defeasance or other acquisition or retirement of any subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent (a) contribution (other than from a Restricted Subsidiary of the Company) to the equity capital of the Company or (b) sale (other than to a Restricted Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock), with a sale being deemed substantially concurrent if such purchase, redemption, defeasance or other acquisition or retirement occurs not more than 120 days after such sale; provided, however, that the amount of any such net cash proceeds that are utilized for any such purchase, redemption, defeasance or other acquisition or retirement will be excluded (or deducted, if included) from the calculation of any amount pursuant to clause 3b above;

3. the purchase, redemption, defeasance or other acquisition or retirement of subordinated Indebtedness of the Company or any Guarantor with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

4. the payment of any dividend or other distribution by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

5. so long as no Default has occurred and is continuing, the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company pursuant to any director or employee equity subscription agreement or stock option agreement or other employee benefit plan or to satisfy obligations under any Equity Interests appreciation rights or option plan or similar arrangement; provided, however, that the aggregate price paid for all such purchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any calendar year, with any portion of such $5.0 million amount that is unused in any calendar year to be carried forward to successive calendar years and added to such amount;

6. the purchase, repurchase, redemption or other acquisition or retirement for value of Equity Interests deemed to occur upon the exercise of stock options, warrants, incentives, rights to acquire Equity Interests or other convertible securities if such Equity Interests represent a portion of the exercise or exchange price thereof, and any purchase, repurchase, redemption or other acquisition or retirement for value of Equity Interests made in lieu of withholding taxes in connection with any exercise, vesting or exchange of stock options, warrants, incentives or Equity Interests;

7. payments or distributions to dissenting stockholders pursuant to applicable law or in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a consolidation, merger or transfer of assets;

8. cash payments in lieu of the issuance of fractional shares;

9. so long as no Default has occurred and is continuing, the declaration and payment of scheduled or accrued dividends to holders of any class of or series of Disqualified Stock of the Company issued on or after the Issue Date in accordance with the covenant captioned “— Incurrence of Indebtedness and Issuance of Preferred Stock”, to the extent such dividends are included in Fixed Charges;

10. other Restricted Payments made since the Issue Date in an aggregate amount not in excess of $150.0 million; or

11. so long as no Default has occurred and is continuing, the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any subordinated Indebtedness of the Company or a Restricted Subsidiary (i) at a purchase price not greater than 101% of the principal amount of such subordinated Indebtedness of the Company or a Restricted Subsidiary in the event of a Change of Control in accordance with provisions similar to the covenant described under “— Repurchase at the Option of Holders — Change of Control” or (ii) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the covenant described under “— Repurchase at the Option of Holders — Asset Sales”; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Sale Offer, as applicable, as provided in such covenant with respect to the notes and has completed the repurchase or redemption of all notes validly tendered for payment in connection with such Change of Control Offer or Asset Sale Offer.

The amount of all Restricted Payments (other than cash) will be the fair market value, on the date of the Restricted Payment, of the Restricted Investment proposed to be made or the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment that has the effect of reducing the Restricted Payments Basket by at least $25.0 million, the Company will deliver to the trustee an officers’ certificate stating that such Restricted Payment is permitted and setting forth the amount of the Restricted Payments Basket after giving effect to such Restricted Payment.

In the event that a Restricted Payment meets the criteria of more than one of the exceptions described in (1) through (11) above or is entitled to be made pursuant to the first paragraph above, the Company shall, in its sole discretion, classify such Restricted Payment.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt); the Company will not, and will not permit any of its Restricted Subsidiaries to, issue any Disqualified Stock; and the Company will not permit any of its Restricted Subsidiaries to issue any other preferred securities; provided, however, that the Company and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired

Debt) or issue Disqualified Stock, and any Restricted Subsidiary may issue other preferred securities, if, for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or other preferred securities are issued, the Fixed Charge Coverage Ratio would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock or other preferred securities had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”) or the issuance of any preferred securities described in clause (11) below:

1. the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness under one or more Credit Facilities, provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) and then outstanding does not exceed the greater of (a) $2,450 million or (b) $1,300 million plus 20.0% of the Company’s Consolidated Net Tangible Assets;

2. the incurrence by the Company or its Restricted Subsidiaries of the Existing Indebtedness;

3. the incurrence by the Company and the Guarantors of Indebtedness represented by (a) the outstanding notes and the related Subsidiary Guarantees issued on the date of the indenture and (b) the exchange notes and the related Subsidiary Guarantees issued pursuant to any registration rights agreement;

4. the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or any of its Restricted Subsidiaries, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), provided that after giving effect to such incurrence the aggregate principal amount of all Indebtedness incurred pursuant to this clause (4) and then outstanding does not exceed the greater of (a) $100.0 million and (b) 2.5% of the Company’s Consolidated Net Tangible Assets;

5. the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to, extend, refinance, renew, replace, defease or refund Indebtedness that was permitted by the indenture to be incurred under the first paragraph of this covenant or clause (2) or (3) of this paragraph or this clause (5);

6. the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

a. if the Company is the obligor on such Indebtedness and a Guarantor is not the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, or if a Guarantor is the obligor on such Indebtedness and neither the Company nor another Guarantor is the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Subsidiary Guarantee of such Guarantor; and

b. (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither the Company nor a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

7. the incurrence by the Company or any of its Restricted Subsidiaries of obligations under Hedging Contracts;

8. the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this covenant;

9. the incurrence by any Foreign Subsidiary of additional Indebtedness, including all Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease or refund any Indebtedness incurred pursuant to this clause (9), provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (9) and then outstanding does not exceed $200.0 million;

10. the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of bid, performance, surety, customs, appeals and similar bonds issued for the account of the Company and any of its Restricted Subsidiaries in the ordinary course of business, including guarantees and obligations of the Company or any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each case other than an obligation for money borrowed);

11. the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of any preferred securities; provided, however, that:

a. any subsequent issuance or transfer of Equity Interests that results in any such preferred securities being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

b. any sale or other transfer of any such preferred securities to a Person that is not either the Company or a Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an issuance of such preferred securities by such Restricted Subsidiary that was not permitted by this clause (11);

12. the incurrence by the Company or any of its Restricted Subsidiaries of liability in respect of the Indebtedness of any Unrestricted Subsidiary of the Company or any Joint Venture but only to the extent that such liability is the result of the Company’s or any such Restricted Subsidiary’s being a general partner of such Unrestricted Subsidiary or Joint Venture and not as guarantor of such Indebtedness and provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (12) and then outstanding does not exceed $25.0 million;

13. Permitted Acquisition Indebtedness; and

14. the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness, provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (14) and then outstanding does not exceed the greater of (a) $200.0 million or (b) 5.0% of the Company’s Consolidated Net Tangible Assets.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such item of Indebtedness in any manner that complies with this covenant. Any Indebtedness under Credit Facilities on the date of the indenture shall be considered incurred under clause (1) of the second paragraph of this covenant and may not be later classified or reclassified as incurred pursuant to the first paragraph of this covenant.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock or other preferred securities in the form of additional shares of the same class of Disqualified Stock or other preferred securities, as the case may be, will not be deemed to be an incurrence of

Indebtedness or an issuance of Disqualified Stock or other preferred securities for purposes of this covenant, provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued. Further, the accounting reclassification of any obligation or instrument of the Company or any of its Restricted Subsidiaries as Indebtedness will not be deemed an incurrence of Indebtedness for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company and its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Permitted Refinancing Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Permitted Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Liens

The Company will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness upon any of their property or assets, now owned or hereafter acquired, unless the notes or any Subsidiary Guarantee of such Restricted Subsidiary, as applicable, is secured on an equal and ratable basis with (or on a senior basis to, in the case of obligations subordinated in right of payment to the notes or such Subsidiary Guarantee, as the case may be) the obligations so secured until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

1. pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any Indebtedness or other obligations owed to the Company or any of its Restricted Subsidiaries;

2. make loans or advances to the Company or any of its Restricted Subsidiaries; or

3. transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

1. agreements as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements or the Indebtedness to which they relate, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend, distribution and other payment restrictions than those contained in those agreements on the date of the indenture;

2. the indenture, the notes and the Subsidiary Guarantees;

3. applicable law;

4. any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was otherwise permitted by the terms of the indenture to be incurred;

5. customary non-assignment provisions in equipment or other licenses, easements, leases or similar instruments, in each case entered into in the ordinary course of business and consistent with past practices;

6. Capital Lease Obligations, mortgage financings or purchase money obligations, in each case for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

7. any agreement for the sale or other disposition of a Restricted Subsidiary of the Company that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

8. Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

9. Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

10. provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

11. any agreement or instrument relating to any property or assets acquired after the date of the indenture, so long as such encumbrance or restriction relates only to the property or assets so acquired and is not and was not created in anticipation of such acquisitions;

12. restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

13. the issuance of preferred securities by a Restricted Subsidiary of the Company or the payment of dividends thereon in accordance with the terms thereof; provided that issuance of such preferred securities is permitted pursuant to the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” and the terms of such preferred securities do not expressly restrict the ability of such Restricted Subsidiary to pay dividends or make any other distributions on its Capital Stock (other than requirements to pay dividends or liquidation preferences on such preferred securities prior to paying any dividends or making any other distributions on such other Capital Stock);

14. with respect to any Foreign Subsidiary, any encumbrance or restriction contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was incurred if either (a) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant in such Indebtedness or agreement or (b) the Company determines that any such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the notes, as determined in good faith by the Company, whose determination shall be conclusive; and

15. any other agreement governing Indebtedness of the Company or any Guarantor that is permitted to be incurred by the covenant described under “— Incurrence of Indebtedness and Issuance of Preferred Stock”; provided, however, that such encumbrances or restrictions are not materially more restrictive, taken as a whole, than those contained in the indenture or the Credit Agreement as it exists on the date of the indenture.

Merger, Consolidation or Sale of Assets

The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not such Company is the survivor); or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person, unless:

1. either: (a) the Company is the survivor; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

2. the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of the Company under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

3. immediately after such transaction no Default or Event of Default exists;

4. either:

a. the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;” or

b. immediately after giving effect to such transaction and any related financing transactions on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio of the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, will be equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately before such transactions; and

5. the Company has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or disposition and such supplemental indenture (if any) comply with the indenture.

Notwithstanding the restrictions described in the foregoing clause (4), any Restricted Subsidiary may consolidate with, merge into or dispose of all or part of its properties and assets to the Company without complying with the preceding clause (4) in connection with any such consolidation, merger or disposition.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

1. the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

2. either:

a. the Company delivers to the trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million but no greater than $75.0 million, an officers’ certificate certifying that such Affiliate Transaction or series of Affiliate Transactions complies with this covenant; or

b. the Company delivers to the trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $75.0 million, an officers’ certificate certifying that such Affiliate Transaction or series of Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors of the Company.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

1. any employment, equity award, equity option or equity appreciation agreement or plan entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

2. transactions between or among any of the Company and its Restricted Subsidiaries;

3. transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns an Equity Interest in such Person;

4. transactions effected in accordance with the terms of (a) the Omnibus Agreement, (b) corporate sharing agreements with the Partnership and its Subsidiaries with respect to general overhead and other administrative matters or (c) other agreements that are identified in the indenture, in each case as such agreements are in effect on the date of the indenture, and any amendment or replacement of any of such agreements so long as such amendment or replacement agreement is either (i) approved by a majority of the disinterested members of the Board of Directors of the Company or (ii) not materially more disadvantageous, taken as a whole, to the Company and its Restricted Subsidiaries than the agreement so amended or replaced;

5. customary compensation, indemnification and other benefits made available to officers, directors or employees of the Company or a Restricted Subsidiary or Affiliate of the Company, including reimbursement or advancement of out-of-pocket expenses and provisions of officers’ and directors’ liability insurance;

6. sales of Equity Interests (other than Disqualified Stock) to, or receipt of capital contributions from, Affiliates of the Company;

7. Permitted Investments or Restricted Payments that are permitted by the provisions of the indenture described above under the caption “— Restricted Payments;” and

8. in the case of contracts for buying and selling or leasing equipment or inventory or other operational contracts, any such contracts are entered into in the ordinary course of business on terms substantially similar to those contained in similar contracts entered into by the Company or any of its Restricted Subsidiaries and unrelated third parties.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary of the Company is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated as an Unrestricted Subsidiary will be deemed to be either an Investment made as of the time of the designation that will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “— Restricted Payments” or represent Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Subsidiary so designated otherwise meets the definition of an Unrestricted Subsidiary.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (2) no Default or Event of Default would be in existence following such designation.

Additional Subsidiary Guarantees

If, after the date of the indenture, any Restricted Subsidiary of the Company that is not already a Guarantor guarantees any other Indebtedness of the Company or any Guarantor, then that Subsidiary will become a Guarantor by executing a supplemental indenture and delivering it to the trustee within 20 Business Days of the date on which it guaranteed or incurred such Indebtedness, as the case may be; provided, however, that the preceding shall not apply to Subsidiaries of the Company that have properly been designated as Unrestricted Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries. Notwithstanding the preceding, any Subsidiary Guarantee of a Restricted Subsidiary that was incurred pursuant to this paragraph will be released in the circumstances described in clause (6) under “— Subsidiary Guarantees.”

Reports

Whether or not required by the Commission, so long as any notes are outstanding, the Company will file with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing), and the Company will furnish to the trustee and, upon its prior request, to any of the Holders or Beneficial Owners of notes, within five Business Days of filing, or attempting to file, the same with the Commission:

1. all quarterly and annual financial and other information with respect to the Company and its Subsidiaries that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

2. all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

The availability of the foregoing information or reports on the SEC’s website will be deemed to satisfy the foregoing delivery requirements. All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports, including Section 3-10 of Regulation S-X, if the Company is not then subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

In addition, the Company and the Guarantors have agreed that, for so long as any notes remain outstanding, they will furnish to the Holders and Beneficial Owners of the notes and to securities analysts and prospective investors in the notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Covenant Termination

If at any time (a) the rating assigned to the notes by both S&P and Moody’s is an Investment Grade Rating, (b) no Default has occurred and is continuing under the indenture and (c) the Company has delivered to the trustee an officers’ certificate certifying to the foregoing provisions of this sentence, the Company and its Restricted Subsidiaries will no longer be subject to the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Asset Sales” and the following provisions of the indenture described above under the caption “— Certain Covenants”:

•	‘‘— Restricted Payments,”

•	‘‘— Incurrence of Indebtedness and Issuance of Preferred Stock,”

•	‘‘— Dividend and Other Payment Restrictions Affecting Subsidiaries,”

•	‘‘— Transactions with Affiliates,” and

•	‘‘— Designation of Restricted and Unrestricted Subsidiaries.”

However, the Company and its Restricted Subsidiaries will remain subject to the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control,” and the following provisions of the indenture described above under the caption “— Certain Covenants”:

•	‘‘— Liens,”

•	‘‘— Merger, Consolidation or Sale of Assets” (other than the financial tests set forth in clause (4) of such covenant),”

•	‘‘— Additional Subsidiary Guarantees,”

•	‘‘— Reports,” and

•	the covenant respecting payments for consent described below in the last paragraph under the caption “— Amendment, Supplement and Waiver.”

Events of Default and Remedies

Each of the following is an Event of Default:

1. default for 30 days in the payment when due of interest on the notes;

2. default in payment when due of the principal of, or premium, if any, on the notes;

3. failure by the Company to comply with the provisions described under the captions “— Repurchase at the Option of Holders — Asset Sales,” “— Repurchase at the Option of Holders — Change of Control” or “— Certain Covenants — Merger, Consolidation or Sale of Assets;”

4. failure by the Company for 180 days after notice to comply with the provisions described under “— Certain Covenants — Reports;”

5. failure by the Company for 60 days after notice to comply with any of its other agreements in the indenture;

6. default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its

Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

a. is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a “Payment Default”); or

b. results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $75.0 million or more; provided, however, that if any such Payment Default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 60 days from the continuation of such Payment Default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

7. failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $75.0 million (to the extent not covered by insurance by a reputable and creditworthy insurer as to which the insurer has not disclaimed coverage), which judgments are not paid, discharged or stayed for a period of 60 days;

8. except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

9. certain events of bankruptcy, insolvency or reorganization described in the indenture with respect to the Company or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary of the Company.

In the case of an Event of Default arising from certain events of bankruptcy, insolvency or reorganization with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary of the Company, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold notice of any continuing Default or Event of Default from Holders of the notes if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, or interest or premium, if any, on, the notes.

The Holders of a majority in principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the notes.

The Company is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon any officer of the Company becoming aware of any Default or Event of Default, the Company is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, partner, employee, incorporator, manager or stockholder or other owner of Capital Stock of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or any Guarantor under the notes, the indenture or the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”), except for:

1. the rights of Holders of outstanding notes to receive payments in respect of the principal of, and interest or premium, if any, on, such notes when such payments are due from the trust referred to below;

2. the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

3. the rights, powers, trusts, duties and immunities of the trustee, and the Company’ obligations in connection therewith; and

4. the Legal Defeasance provisions of the indenture.

In addition, the Company may, at its option and at any time, elect to have its obligations released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, insolvency or reorganization events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes. If the Company exercises either its Legal Defeasance or Covenant Defeasance option, each Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee and any security for the notes (other than the trust) will be released.

In order to exercise either Legal Defeasance or Covenant Defeasance:

1. the Company must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and interest and premium, if any, on, the outstanding notes on the date of fixed maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to the date of fixed maturity or to a particular redemption date;

2. in the case of Legal Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that:

a. the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

b. since the date of the indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

3. in the case of Covenant Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

4. no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

5. such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

6. the Company must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

7. the Company must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting Holder):

1. reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

2. reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption or repurchase of the notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

3. reduce the rate of or change the time for payment of interest on any note;

4. waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

5. make any note payable in currency other than that stated in the notes;

6. make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium, if any, on the notes (other than as permitted in clause (7) below);

7. waive a redemption or repurchase payment with respect to any note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”);

8. release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

9. make any change in the preceding amendment, supplement and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of notes, the Company, the Guarantors and the trustee may amend or supplement the indenture or the notes:

1. to cure any ambiguity, defect or inconsistency;

2. to provide for uncertificated notes in addition to or in place of certificated notes;

3. to provide for the assumption of an Company’s obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of such Company’s properties or assets;

4. to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder, provided that any change to conform the indenture to this prospectus will not be deemed to adversely affect such legal rights;

5. to secure the notes or the Subsidiary Guarantees pursuant to the requirements of the covenant described above under the caption “— Certain Covenants — Liens” or otherwise;

6. to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture;

7. to add any additional Guarantor or to evidence the release of any Guarantor from its Subsidiary Guarantee, in each case as provided in the indenture;

8. to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

9. to evidence or provide for the acceptance of appointment under the indenture of a successor trustee.

Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Beneficial Owner or Holder of any notes for or as an inducement to any consent to any waiver, supplement or amendment of any terms or provisions of the indenture or the notes, unless such consideration is offered to be paid or agreed to be paid to all Beneficial Owners and Holders of the notes which so consent in the time frame set forth in solicitation documents relating to such consent.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder (except as to surviving rights of registration of transfer or exchange of the notes and as otherwise specified in the indenture), when:

1. either:

a. all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the trustee for cancellation; or

b. all notes that have not been delivered to the trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of fixed maturity or redemption;

2. no Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than an Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

3. the Company or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

4. the Company has delivered irrevocable instructions to the trustee to apply the deposited money toward the payment of the notes at fixed maturity or the redemption date, as the case may be.

In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

Wells Fargo Bank, National Association and its affiliates are agents and lenders under the Credit Agreement. Such bank also serves as trustee under the indentures for our outstanding 4.25% convertible senior notes.

If the trustee becomes a creditor of the Company or any Guarantor, the indenture will limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) after a Default has occurred and is continuing, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as trustee or resign.

The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. In case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its powers, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security or indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The indenture, the outstanding notes and the Subsidiary Guarantees are, and the exchange notes will be, governed by, and construed in accordance with, the laws of the State of New York.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to Exterran Holdings, Inc., 16666 Northchase Drive, Houston, Texas 77060, Attention: Chief Financial Officer.

Book-Entry, Delivery and Form

The exchange notes will be issued initially only in the form of one or more global notes (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for The

Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC’s nominee, Cede & Co., in each case for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the Global Notes may be held through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC).

The Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in registered, certificated form (“Certificated Notes”) except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.”

In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

1. upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the exchange agent with portions of the principal amount of the Global Notes; and

2. ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream may hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of beneficial interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of Certificated Notes and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, the Company, the Guarantors and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Guarantors, the trustee nor any agent of an Company or the trustee has or will have any responsibility or liability for:

1. any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

2. any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, at the due date of any payment in respect of securities such as the notes, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the notes as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Company. Neither the Company nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for Certificated Notes, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Company, the trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes in minimum denominations of $2,000 and in integral multiples of $1,000 in excess of $2,000, if:

1. DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act and in either event the Company fail to appoint a successor depositary within 90 days; or

2. there has occurred and is continuing an Event of Default and DTC notifies the trustee of its decision to exchange the Global Note for Certificated Notes.

Beneficial interests in a Global Note may also be exchanged for Certificated Notes in the other limited circumstances permitted by the indenture, including if an affiliate of ours acquires such interests. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note, except in the limited circumstances provided in the indenture.

Same-Day Settlement and Payment

The Company will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The notes represented by the Global Notes are eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“ABS Facility” means that certain asset backed securitization facility under that certain Indenture dated as of August 20, 2007, between Exterran ABS 2007 LLC, Exterran ABS Leasing 2007 LLC and Wells Fargo Bank, National Association, as trustee, as amended, modified, supplemented, restated, refinanced or replaced by another limited recourse facility from time to time.

“Acquired Debt” means, with respect to any specified Person:

1. Indebtedness of any other Person existing at the time such other Person was merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such Person merging with or into or becoming a Subsidiary of such specified Person; and

2. Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Assets” means:

1. any assets used or useful in a Permitted Business, other than Indebtedness or Capital Stock;

2. the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or any of its Restricted Subsidiaries; or

3. Capital Stock constituting a non-controlling interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) is primarily engaged in a Permitted Business.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; and the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Asset Sale” means:

1. the sale, lease, conveyance or other disposition of any properties or assets (including by way of a sale and leaseback transaction); provided, however, that the disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sales covenant; and

2. the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries:

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

1. any single transaction or series of related transactions that involves properties or assets having a fair market value of less than $25.0 million;

2. the sale, lease, conveyance or other disposition of properties or assets between or among any of the Company and its Restricted Subsidiaries;

3. an issuance or sale of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

4. the sale, lease or other disposition of equipment, inventory, accounts receivable or other properties or assets, including obsolete or worn out equipment, in the ordinary course of business;

5. the sale or other disposition of cash or Cash Equivalents, Hedging Contracts or other financial instruments in the ordinary course of business;

6. a Restricted Payment that does not violate the covenant described above under the caption “— Certain Covenants—Restricted Payments” or a Permitted Investment;

7. the creation or perfection of a Lien that is not prohibited by the covenant described above under the caption “— Certain Covenants — Liens;”

8. dispositions in connection with Permitted Liens;

9. surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

10. the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property;

11. an Asset Swap;

12. any expropriation, taking, sale, lease, conveyance or other disposition of assets located in the State of Venezuela or the claims related thereto (including any receipt of proceeds related thereto or the subsequent sale or other disposition of any non-cash consideration received therefrom);

13. Permitted MLP Dispositions; and

14. dispositions of Investments in Joint Ventures to the extent required by, or made pursuant to customary buy/sell arrangements between the Joint Venture parties set forth in, Joint Venture agreements or any similar binding arrangements.

“Asset Swap” means any substantially contemporaneous (and in any event occurring within 180 days of each other) purchase and sale or exchange of any assets or properties used or useful in a Permitted Business between the Company or any of its Restricted Subsidiaries and another Person; provided that any cash received must be applied in accordance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales” as if the Asset Swap were an Asset Sale.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP. As used in the preceding sentence, the “net rental payments” under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

“Board of Directors” means:

1. with respect to the Company or any other corporation, its board of directors; and

2. with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the trustee.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or another place of payment are authorized or required by law to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, excluding liabilities resulting from a change in GAAP subsequent to the Issue Date.

“Capital Stock” means:

1. in the case of a corporation, corporate stock;

2. in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

3. in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

4. any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

1. securities issued or directly and fully guaranteed or insured by (i) the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) or (ii) any foreign country whose sovereign debt has a rating of at least “A3” from Moody’s and at least “A−” from S&P or any agency or instrumentality of such foreign country (provided that the full faith and credit of such foreign country is pledged in support of those securities), in each case having maturities of not more than 12 months from the date of acquisition;

2. certificates of deposit, demand deposits and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any commercial bank having capital and surplus of $500.0 million (or the equivalent thereof in any other currency or currency unit);

3. marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either S&P or Moody’s;

4. repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1) and (2) above entered into with any financial institution meeting the qualifications specified in clause (2) above;

5. commercial paper having one of the two highest ratings obtainable from Moody’s or S&P, or carrying an equivalent rating by a nationally recognized rating agency, if both Moody’s and S&P cease publishing ratings, and in each case maturing within 270 days after the date of acquisition;

6. deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (2) above; and

7. money market mutual funds substantially all of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

1. the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including Capital Stock of the Restricted Subsidiaries) of the Company and its Restricted Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

2. the adoption of a plan relating to the liquidation or dissolution of the Company;

3. the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; or

4. the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

“Commission” or “SEC” means the Securities and Exchange Commission.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus the following:

1. all income tax expense of such Person and its Restricted Subsidiaries for such period, to the extent that such expense was deducted in computing such Consolidated Net Income;

2. consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and including the effect of all payments made or received pursuant to interest rate Hedging Contracts, to the extent that any such expense was deducted in computing such Consolidated Net Income;

3. depreciation and amortization expense (including amortization of deferred financing costs) of such Person and its Restricted Subsidiaries for such period, to the extent that any such expense was deducted in computing such Consolidated Net Income;

4. non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income;

5. all unusual or non-recurring items of loss, to the extent that any such items were deducted in computing such Consolidated Net Income; and

6. all dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the specified Person from any Person that is not a Restricted Subsidiary of the specified Person or that is accounted for by the equity method of accounting (excluding any net income of such Person that is included in such Consolidated Net Income).

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (1) the amount of Total Indebtedness to (2) the aggregate amount of Consolidated Cash Flow of the Company for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such date, determined on a pro forma basis as described under the definition of “Fixed Charge Coverage Ratio.”

“Consolidated Net Income” means, with respect to any specified Person for any period, the net income (loss) of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of preferred stock dividends, provided that:

1. any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or its Restricted Subsidiaries (other than pursuant to item (12) of the items not deemed to be Asset Sales in the definition of Asset Sale) or the extinguishment of any Indebtedness of such Person or its Restricted Subsidiaries will be excluded;

2. any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss) will be excluded;

3. the net income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (except as has been obtained or is customarily obtained) or, directly or indirectly, by operation of the terms of its charter or any judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;

4. the cumulative effect of a change in accounting principles will be excluded;

5. any impairment losses will be excluded;

6. any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards will be excluded;

7. unrealized mark to market losses and gains under Hedging Contracts included in the determination of Consolidated Net Income, including, without limitation those resulting from the application of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 815, will be excluded; and

8. any charges relating to any premium or penalty paid, write off of deferred finance costs or other charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity will be excluded.

“Consolidated Net Tangible Assets” means, with respect to any Person at any date of determination, the aggregate amount of total assets included in such Person’s most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP less applicable reserves reflected in such balance sheet, after deducting (a) all current liabilities of Indebtedness incurred under Credit Facilities and (b) all goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles reflected in such balance sheet.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

1. was a member of such Board of Directors on the date of the indenture; or

2. was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Credit Agreement” means that certain Senior Secured Credit Agreement, dated as of August 20, 2007, by and among the Company, as U.S. borrower and Canadian guarantor, Exterran Canada, Limited Partnership, as Canadian borrower, Wells Fargo Bank, National Association, as U.S. administrative agent, and the other agents and lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement and the ABS Facility), commercial paper facilities or secured capital markets financings, in each case with banks or other institutional lenders or institutional investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or secured capital markets financings, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including refinancing with any capital markets transaction) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia and all of whose outstanding Capital Stock is Beneficially Owned by the Company.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Capital Stock (other than Disqualified Stock) made for cash on a primary basis by the Company after the date of the indenture, provided that at any time on or after a Change of Control, any sale of Capital Stock to an Affiliate of the Company shall not be deemed an Equity Offering.

“exchange notes” means the notes issued in an Exchange Offer pursuant to the indenture.

“Exchange Offer” has the meaning set forth for such term in the applicable registration rights agreement.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement or the ABS Facility and other than intercompany Indebtedness) in existence on the date of the indenture, until such amounts are repaid.

The term “fair market value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company in the case of amounts of $75.0 million or more and otherwise by an officer of the Company.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the applicable four-quarter reference period and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the average rate in effect from the beginning of such period to the

Calculation Date had been the applicable rate for the entire period (taking into account any interest Hedging Contract applicable to such Indebtedness). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of such Person, the interest rate shall be calculated by applying such optional rate chosen by such Person. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as such Person may designate.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

1. acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, consolidations or otherwise (including acquisitions of assets used in a Permitted Business), and including in each case any related financing transactions (including repayment of Indebtedness) during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, including any Consolidated Cash Flow and any pro forma expense and cost reductions that have occurred or are reasonably expected to occur within the next 12 months, in the reasonable judgment of the chief financial or accounting officer of the Company (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the Commission related thereto);

2. the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

3. the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

4. any Person that is a Restricted Subsidiary of the specified Person on the Calculation Date will be deemed to have been a Restricted Subsidiary of the specified Person at all times during such four-quarter period;

5. any Person that is not a Restricted Subsidiary of the specified Person on the Calculation Date will be deemed not to have been a Restricted Subsidiary of the specified Person at any time during such four-quarter period; and

6. interest income reasonably anticipated by such Person to be received during the applicable four-quarter period from cash or Cash Equivalents held by such Person or any Restricted Subsidiary of such Person, which cash or Cash Equivalents exist on the Calculation Date or will exist as a result of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio, will be included.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

1. the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and including the effect of all payments made or received pursuant to interest rate Hedging Contracts, but excluding any unrealized mark to market losses and gains under Hedging Contracts (including, without limitation, those resulting from the application of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 815); plus

2. the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

3. any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

4. the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or on any series of preferred securities of its Restricted Subsidiaries, other than dividends payable solely in Equity Interests of the payor (other than Disqualified Stock) or to such Person or a Restricted Subsidiary of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and determined in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that (a) is not a Domestic Subsidiary and (b) has 50% or more of its consolidated assets located outside the United States or any territory thereof.

“GAAP” means generally accepted accounting principles in the United States, which are in effect from time to time.

The term “guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets, acting as co-obligor or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness, provided that any agreement by the Company or any of its Restricted Subsidiaries to repurchase equipment at a price not greater than its fair market value shall not be deemed a guarantee of Indebtedness. When used as a verb, “guarantee” has a correlative meaning.

“Guarantors” means each of:

1. the Subsidiaries of the Company executing the indenture as initial Guarantors; and

2. any other Restricted Subsidiary of the Company that becomes a Guarantor in accordance with the provisions of the indenture;

and their respective successors and assigns.

“Hedging Contracts” means, with respect to any specified Person:

1. interest rate swap agreements, interest rate cap agreements and interest rate collar agreements entered into with one or more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in interest rates with respect to Indebtedness incurred;

2. foreign exchange contracts and currency protection agreements entered into with one or more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in currency exchanges rates with respect to Indebtedness incurred;

3. any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of commodities used, produced, processed or sold by that Person or any of its Restricted Subsidiaries at the time; and

4. other agreements or arrangements designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or currency exchange rates;

and in each case are entered into only in the normal course of business and not for speculative purposes.

“Holder” means a Person in whose name a Note is registered.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

1. in respect of borrowed money;

2. evidenced by bonds, notes, debentures or similar instruments;

3. in respect of all outstanding letters of credit issued for the account of such Person that support obligations that constitute Indebtedness (provided that the amount of such letters of credit included in Indebtedness shall not exceed the amount of the Indebtedness being supported) and, without duplication, the unreimbursed amount of all drafts drawn under letters of credit issued for the account of such Person;

4. in respect of bankers’ acceptances;

5. representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

6. representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

7. representing any obligations under Hedging Contracts,

if and to the extent any of the preceding items (other than letters of credit and obligations under Hedging Contracts) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of other Persons secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person. For the avoidance of doubt, the term “Indebtedness” excludes (i) taxes, assessments or other similar governmental charges or claims, (ii) any obligation arising from any agreement providing for indemnities, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than guarantees of Indebtedness) incurred by the specified Person in connection with the acquisition or disposition of assets, (iii) any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such obligation is extinguished within five Business Days of its incurrence, and (iv) obligations owed on a short-term basis to banks and other financial institutions incurred in the ordinary course of business that arise in connection with ordinary banking arrangements to manage cash balances of such Person.

The amount of any Indebtedness outstanding as of any date will be:

1. the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

2. in the case of obligations under any Hedging Contracts, the termination value of the agreement or arrangement giving rise to such obligations that would be payable by such Person at such date; and

3. the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding (1) commission, travel, relocation costs and similar advances to officers and employees made in the ordinary course of business and (2) advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the

Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment made by the Company or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person on the date of any such acquisition in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of the Company in which the Company or any of its Restricted Subsidiaries makes any Investment.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement.

“Make Whole Premium” means, with respect to a note at any time, the excess, if any, of (a) the present value at such time of (i) the redemption price of such note at December 1, 2013 plus (ii) any required interest payments due on such note through December 1, 2013 (except for currently accrued and unpaid interest), computed using a discount rate equal to the Treasury Rate plus 50 basis points, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), over (b) the principal amount of such note.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

1. the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees and sales commissions, severance costs and any relocation expenses incurred as a result of the Asset Sale;

2. taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements;

3. amounts required to be applied to the repayment of Indebtedness secured by a Lien on the properties or assets that were the subject of such Asset Sale; and

4. any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets or for liabilities associated with such Asset Sale and retained by the Company or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Company or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

“Non-Recourse Debt” means Indebtedness:

1. as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) is the lender;

2. no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

3. as to which the lenders have been notified in writing that they will not have any recourse to the Capital Stock or assets of the Company or any of its Restricted Subsidiaries except as contemplated by clause (9) of the definition of Permitted Liens.

For purposes of determining compliance with the covenant described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” above, in the event that any Non-Recourse Debt of any of the Company’s Unrestricted Subsidiaries ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company.

“Obligations” means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.

“Omnibus Agreement” means the Second Amended And Restated Omnibus Agreement, dated as of November 10, 2009, by and among the Company, Exterran Energy Solutions, L.P., Exterran GP LLC, Exterran General Partner, L.P., the Partnership and EXLP Operating LLC, as amended by the First Amendment thereto, dated as of August 11, 2010.

“Partnership” means Exterran Partners, L.P., a Delaware limited partnership, and its successors.

“Permitted Acquisition Indebtedness” means Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries to the extent such Indebtedness or Disqualified Stock was Indebtedness or Disqualified Stock of any other Person existing at the time (a) such Person became a Restricted Subsidiary of the Company or (b) such Person was merged or consolidated with or into the Company or any of its Restricted Subsidiaries, provided that on the date such Person became a Restricted Subsidiary of the Company or the date such Person was merged or consolidated with or into the Company or any of its Restricted Subsidiaries, as applicable, either

1. immediately after giving effect to such transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Company or such Restricted Subsidiary, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” or

2. immediately after giving effect to such transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio of the Company would be equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately prior to such transaction.

“Permitted Business” means each business in which the Company or any of its Restricted Subsidiaries is engaged on the date of the indenture and any other business that is related or ancillary thereto and reasonable extensions thereof, including natural gas or other hydrocarbon gathering, processing, treating and transportation businesses.

“Permitted Business Investments” means Investments by the Company or any of its Restricted Subsidiaries in any Unrestricted Subsidiary of the Company or in any Joint Venture, provided that:

1. at the time of such Investment and immediately thereafter, the Company could incur $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” above;

2. if such Unrestricted Subsidiary or Joint Venture has outstanding Indebtedness at the time of such Investment, either (a) all such Indebtedness is Non-Recourse Debt or (b) any such Indebtedness of such Unrestricted Subsidiary or Joint Venture that is recourse to the Company or any of its Restricted Subsidiaries (which shall include, without limitation, all Indebtedness of such Unrestricted Subsidiary or Joint Venture for which the Company or any of its Restricted Subsidiaries may be directly or indirectly, contingently or otherwise, obligated to pay, whether pursuant to the terms of such Indebtedness, by law or pursuant to any guarantee, including, without limitation, any “claw-back,” “make-well” or “keep-well” arrangement) could, at the time such Investment is made, be incurred at that time by the Company and its Restricted Subsidiaries under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock;” and

3. such Unrestricted Subsidiary’s or Joint Venture’s activities are not outside the scope of any Permitted Business.

“Permitted Investments” means:

1. any Investment in the Company (including, without limitation, through purchases of notes) or in a Restricted Subsidiary of the Company;

2. any Investment in Cash Equivalents;

3. any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

a. such Person becomes a Restricted Subsidiary of the Company; or

b. such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

4. any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales,” including Asset Swaps;

5. any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

6. any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment in default;

7. Hedging Contracts;

8. Permitted Business Investments;

9. any Investment in the Partnership to maintain the approximate 2% general partner interest in the Partnership; and

10. other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) that are at the time outstanding, do not exceed the greater of (a) $100.0 million and (b) 2.5% of the Company’s Consolidated Net Tangible Assets.

“Permitted Liens” means:

1. any Lien with respect to the Credit Agreement or any other Credit Facilities;

2. Liens in favor of the Company or the Guarantors;

3. Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets (other than improvements thereon, accessions thereto and proceeds thereof) other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

4. Liens on property existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition;

5. any interest or title of a lessor to the property subject to a Capital Lease Obligation;

6. Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capital Lease Obligations, purchase money obligations or other payments incurred to finance the acquisition, lease, improvement or construction of or repairs or additions to, assets or property acquired or constructed in the ordinary course of business; provided that:

a. the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be incurred under the indenture and does not exceed the cost of the assets or property so acquired or constructed; and

b. such Liens are created within 180 days of the later of the acquisition, lease, completion of improvements, construction, repairs or additions or commencement of full operation of the assets or property subject to such Lien and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

7. Liens existing on the date of the indenture;

8. Liens to secure the performance of tenders, bids, statutory obligations, surety or appeal bonds, trade contracts, government contracts, operating leases, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

9. Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by the Company or any Restricted Subsidiary of the Company to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Joint Venture;

10. Liens on pipelines or pipeline facilities that arise by operation of law;

11. Liens arising under joint venture agreements, partnership agreements and other agreements arising in the ordinary course of business of the Company and its Restricted Subsidiaries that are customary in any Permitted Business;

12. Liens upon specific items of inventory, receivables or other goods or proceeds of the Company or any of its Restricted Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, receivables or other goods or proceeds and permitted by the covenant “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock;”

13. Liens securing Obligations of the Company or any Guarantor under the notes or the Subsidiary Guarantees, as the case may be;

14. Liens securing any Indebtedness equally and ratably with all Obligations due under the notes or any Subsidiary Guarantee pursuant to a contractual covenant that limits Liens in a manner substantially similar to the covenant described above under “— Certain Covenants — Liens;”

15. Liens to secure performance of Hedging Contracts of the Company or any of its Restricted Subsidiaries;

16. Liens securing any insurance premium financing under customary terms and conditions, provided that no such Lien may extend to or cover any assets or property other than the insurance being acquired with such financing, the proceeds thereof and any unearned or refunded insurance premiums related thereto;

17. other Liens incurred by the Company or any Restricted Subsidiary of the Company, provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness then outstanding and secured by any Liens incurred pursuant to this clause (17) does not exceed the greater of (a) $100.0 million and (b) 2.5% of the Company’s Consolidated Net Tangible Assets; and

18. any Lien renewing, extending, refinancing or refunding a Lien permitted by clauses (1) through (17) above, provided that (a) the principal amount of the Indebtedness secured by such Lien is not increased except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection therewith and by an amount equal to any existing commitments unutilized thereunder and (b) no assets encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such renewal, extension, refinance or refund are encumbered thereby (other than improvements thereon, accessions thereto and proceeds thereof).

“Permitted MLP Dispositions” means any sale, lease, conveyance or other disposition of any properties or assets by the Company or any of its Restricted Subsidiaries or the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries, on the one hand, to the Partnership or any of its Subsidiaries, on the other hand, in exchange for cash (with the items described in Sections 3(a) and (b) of the first paragraph under “— Repurchase at the Option of Holders — Asset Sales” deemed to be cash), Cash Equivalents, Additional Assets or Equity Interests in the Partnership (including general partner units necessary to maintain the general partner’s interest), or any combination thereof, provided at the time of such disposition, and after giving effect to such disposition and the receipt of consideration therefor, the Consolidated Leverage Ratio is less than 4.5 to 1.0.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness), provided that:

1. the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

2. such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

3. if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes or the Subsidiary Guarantees on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

4. such Indebtedness is not incurred (other than by way of a guarantee) by a Restricted Subsidiary of the Company if the Company is the issuer or other primary obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

Notwithstanding the preceding, any Indebtedness incurred under Credit Facilities pursuant to the covenant “Incurrence of Indebtedness and Issuance of Preferred Stock” shall be subject only to the refinancing provision in the definition of Credit Facilities and not pursuant to the requirements set forth in the definition of Permitted Refinancing Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” refers to Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Senior Debt” means

1. all Indebtedness of the Company or any of its Restricted Subsidiaries outstanding under Credit Facilities and all obligations under Hedging Contracts with respect thereto;

2. all Existing Indebtedness;

3. any other Indebtedness of the Company or any of its Restricted Subsidiaries permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the notes or any Subsidiary Guarantee; and

4. all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3).

Notwithstanding anything to the contrary in the preceding sentence, Senior Debt will not include:

a. any intercompany Indebtedness of the Company or any of its Restricted Subsidiaries to the Company or any of its Affiliates; or

b. any Indebtedness that is incurred in violation of the indenture.

For the avoidance of doubt, “Senior Debt” will not include any trade payables or taxes owed or owing by the Company or any of its Restricted Subsidiaries.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

1. any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

2. any partnership (whether general or limited) or limited liability company (a) the sole general partner or member of which is such Person or a Subsidiary of such Person, or (b) if there is more than a single general partner or member, either (x) the only managing general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (y) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, respectively; provided that, notwithstanding the provisions in clauses (1) and (2), any corporation, association, partnership, limited liability company or other business entity that (i) is formed in a jurisdiction other than under the laws of the United States or any state of the United States or the District of Columbia, (ii) has more than 50% of its consolidated assets located outside the United States or any territory thereof, (iii) is controlled by such Person or any Restricted Subsidiary of such Person through contractual rights or otherwise and (iv) consolidates its financial results with such Person or a Restricted Subsidiary of such Person in accordance with GAAP, will be deemed to be a Subsidiary of such Person.

“Subsidiary Guarantee” means any guarantee by a Guarantor of the Company’s Obligations under the indenture and on the notes.

“Total Indebtedness” means, at any time (without duplication), the sum of (1) 100% of the non-current portion of long-term debt of the Company and its Restricted Subsidiaries reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of the Company’s most recently ended fiscal quarter for which internal financial statements are available, plus (2) any Indebtedness of the Company and its Restricted Subsidiaries that is not reflected on the consolidated balance described in clause (1) above which has been used to finance assets that generate income included in Consolidated Cash Flow of the Company and its Restricted Subsidiaries for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available, plus (3) the current portion of the debt set forth in clause (1) above, less (4) any Capital Lease Obligations arising from a change in GAAP from the date of the indenture that are included in clauses (1) through (3) above, less (4) any Indebtedness included in clauses (1) through (3) above representing obligations under Hedging Contracts.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to December 1, 2013; provided, however, that if such period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Company shall obtain the Treasury Rate by linear interpolation(calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to December 1, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. The Company will (a) calculate the Treasury Rate on the second Business Day preceding the applicable redemption date and (b) prior to such redemption date file with the trustee an officers’ certificate setting forth the Make Whole Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

“Unrestricted Subsidiary” means (i) the Partnership and each of its Subsidiaries and (ii) any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that each of the Partnership, any Subsidiary of the Partnership and such other Subsidiary:

1. except to the extent permitted by subclause (2)(b) of the definition of “Permitted Business Investments,” has no Indebtedness other than Non-Recourse Debt owing to any Person other than the Company or any of its Restricted Subsidiaries;

2. except as permitted under the covenant described above under the caption “Certain Covenants — Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

3. is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or cause such Person to achieve any specified levels of operating results; and

4. has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

All Subsidiaries of an Unrestricted Subsidiary shall also be Unrestricted Subsidiaries.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company will be in default of such covenant.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

1. the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

2. the then outstanding principal amount of such Indebtedness.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of material U.S. federal income tax consequences relevant to the exchange of exchange notes for outstanding notes, but does not purport to be a complete analysis for all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which may be subject to change at any time by legislative, judicial or administrative action. These changes may be applied retroactively in a manner that could adversely affect a holder of exchange notes.

In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, real estate investment trusts, traders in securities or commodities that elect mark to market treatment, governmental bodies or agencies or instrumentalities thereof, certain former citizens and residents of the United States, persons whose “functional currency” is not the U.S. dollar, dealers in securities or currencies, or persons who hold the notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction. This discussion also does not address any aspect of state, local, or foreign taxation.

Investors are urged to consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the applicability and effect of state, local or foreign tax laws and tax treaties.

Exchange Offer

The exchange of exchange notes for outstanding notes pursuant to the Exchange Offer will not be a taxable event to a holder for U.S. federal income tax purposes. Accordingly, a holder will not recognize gain or loss upon receipt of an exchange note for an outstanding note, and the holder will have the same basis and holding period in the exchange note as it had in the outstanding notes immediately before the exchange.

Tax Consequences to U.S. Holders

You are a “U.S. holder” for purposes of this discussion if you are a beneficial owner of a note and you are for U.S. federal income tax purposes:

•	an individual who is a U.S. citizen or U.S. resident alien;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner of the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership acquiring notes, you are urged to consult your own tax advisor about the U.S. federal income tax consequences of acquiring, holding and disposing of the notes.

Payments of Interest

Stated interest on the exchange notes will be taxable to you as ordinary income at the time it is paid or accrues in accordance with your method of accounting for U.S. federal income tax purposes. In certain circumstances (see “Description of the Exchange Notes — Optional Redemption” and “Description of the Exchange Notes — Repurchase at the Option of Holders — Change of Control”) we may pay amounts on the exchange notes that are in excess of the stated interest or principal. We believe that as to each such contingent payment that the possibility that such contingent payment will be made is remote and will not therefore affect the timing or amount of interest income that you recognize until any such additional payment is made. Our determination that these contingencies are remote is binding on you unless you disclose your contrary position to the IRS in the manner that is required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, you might be required to recognize additional income on your exchange notes and to treat as ordinary income, rather than as capital gain, any income that you recognize on the taxable disposition of an exchange note before the resolution of the contingencies.

Disposition of the Exchange Notes

You will generally recognize capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of an exchange note equal to the difference between the amount realized (less an amount that will be taxable as ordinary income that is attributable to any accrued and unpaid interest on the exchange note that you have not previously included in income) and your adjusted tax basis in the exchange note. Any gain or loss that is recognized on the disposition of an exchange note will be capital gain or loss, assuming you held the exchange note as a capital asset, and will be a long-term capital gain or loss if you have held the exchange note for more than one year. If you are not a corporation, then any long-term capital gain will be subject to U.S. federal income tax at a reduced rate. Your ability to deduct capital losses is subject to statutory limitations.

Information Reporting and Backup Withholding

Information reporting will apply to payments of interest on, or the proceeds of the sale or other disposition of, exchange notes held by you, and backup withholding (currently at a rate of 28%) may apply unless you provide the appropriate intermediary with a properly executed IRS Form W-9 or appropriate substitute form which includes a taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your actual U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you provide the required information to and/or file the appropriate returns with the IRS.

Tax Consequences to Non-U.S. Holders

Except as otherwise modified for U.S. federal estate tax purposes, you are a “non-U.S. holder” for purposes of this discussion if you are a beneficial owner of notes that is an individual, corporation, estate or trust and not a U.S. holder.

Payments of Interest

Payments of interest on the exchange notes generally will be exempt from U.S. federal income or withholding tax under the “portfolio interest” exemption if you properly certify as to your foreign status as described below, and:

•	you do not own, directly or indirectly, actually or constructively, 10% or more of our capital or profits interests;

•	you are not a bank whose receipt of interest on the notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business;

•	you are not a “controlled foreign corporation” that is related (directly or indirectly) to us through equity ownership; and

•	interest on the notes is not effectively connected with your conduct of a U.S. trade or business (and, if an income tax treaty applies to you, is not attributable to a permanent establishment maintained by you in the United States).

The portfolio interest exemption and several of the special rules for non-U.S. holders described below generally apply only if you appropriately certify as to your foreign status. You can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent. If you hold the exchange notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to U.S. federal withholding tax at a 30% rate, unless you provide certain documentation evidencing your entitlement to an exemption from (or a reduction of) withholding under an applicable income tax treaty, or the payments of interest are effectively connected with your conduct of a trade or business in the United States and you meet the certification requirements described below, both of which will require providing a taxpayer identification number. See “Income or Gain Effectively Connected with a U.S. Trade or Business.”

Disposition of the Exchange Notes

You generally will not be subject to U.S. federal income tax on any gain realized on the sale, redemption, exchange, retirement or other taxable disposition of an exchange note unless:

•	you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met; or

•	the gain is effectively connected with the conduct by you of a U.S. trade or business (and, if an income tax treaty applies to you, is attributable to a permanent establishment maintained by you in the United States).

If the first bullet point above describes you, you will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale or other disposition, which may be offset by U.S. source capital losses. If the second bullet point above describes you, you generally will be subject to U.S. federal income tax in the manner described under “— Income or Gain Effectively Connected with a U.S. Trade or Business” below.

Income or Gain Effectively Connected with a U.S. Trade or Business

The preceding discussion of the tax consequences of the ownership and disposition of exchange notes by non-U.S. holders generally assumes that income and gain from the notes is not effectively connected with a trade or business conducted by you in the United States. If any interest on the notes or gain from the sale, exchange or other taxable disposition of the exchange notes is effectively connected with a trade or business conducted by you in the United States (and, if an income tax treaty applies to you, is attributable to a permanent establishment maintained by you in the United States), then the income or gain will be subject to U.S. federal income tax at regular graduated income tax rates applicable to U.S. holders, but will not be subject to withholding tax if certain certification requirements are satisfied. If you are a corporation, that portion of your earnings and profits that is effectively connected with your U.S. trade or business (and, if an income tax treaty applies to you, is attributable to your permanent establishment in the United States) also may be subject to a “branch profits tax” at a 30% rate, unless an applicable income tax treaty provides a lower rate.

U.S. Federal Estate Tax

If you are an individual and are a nonresident not a citizen of the United States (as specifically defined for U.S. federal estate tax purposes) at the time of your death, the exchange notes will not be included in your gross estate for U.S. federal estate tax purposes, provided that, at the time of your death, interest on the exchange notes qualifies for the portfolio interest exemption under the rules described above in “Payments of Interest” (without regard to the certification requirement).

Information Reporting and Backup Withholding

Payments of interest on an exchange note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you. U.S. backup withholding tax generally will not apply to payments to you of interest on an exchange note if you certify as to your non-U.S. status by providing properly executed IRS Form W-8BEN (or acceptable substitute form), provided that we do not have actual knowledge or reason to know that you are a United States person.

Payment of the proceeds of a disposition of an exchange note effected by the U.S. office of a U.S. foreign broker will be subject to information reporting requirements and backup withholding, unless you properly certify under penalties of perjury as to your foreign status (by providing a properly executed IRS Form W-8BEN or acceptable substitute form) and certain other conditions are met, or you otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the disposition of an exchange note effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are a non-U.S. holder and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the disposition of an exchange note effected outside the U.S. by such a broker if the broker is a U.S. person or has certain specified connections with the United States.

As noted above in the discussion of “— Income or Gain Effectively Connected with a U.S. Trade or Business,” if any interest on the notes or gain from the sale, exchange or other taxable disposition of the notes is effectively connected with a trade or business conducted by you in the United States (and, if an income tax treaty applies to you, is attributable to a permanent establishment maintained by you in the United States) the income will not be subject to withholding tax if certain certification requirements are satisfied. You can generally meet the certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to us or our paying agent.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be credited against your actual U.S. federal income tax liability and any excess may be refundable if the proper information is timely provided to and/or returns are filed with the IRS.

New Legislation Relating to Foreign Accounts

Newly enacted legislation as part of the Foreign Account Tax Compliance Act may impose withholding taxes on certain types of payments made to “foreign financial institutions” (as specifically defined under these rules) and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements may result in withholding tax being imposed on payments and sales proceeds to foreign intermediaries and certain non-U.S. holders. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the notes.

The preceding discussion of material U.S. federal income and estate tax considerations is for general information only and is not tax advice. We urge each prospective investor to consult its own tax advisor regarding the particular U.S. federal, state, local and foreign tax consequences of purchasing, holding, and disposing of our exchange notes, including the consequences of any proposed change in applicable laws.

PLAN OF DISTRIBUTION

Based on interpretations by the staff of the Commission in no-action letters issued to third parties, we believe that you may transfer exchange notes issued under the exchange offer in exchange for the outstanding notes if:

•	you acquire the exchange notes in the ordinary course of your business; and

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such exchange notes.

You may not participate in the exchange offer if you are:

•	an “affiliate” within the meaning of Rule 405 under the Securities Act of us; or

•	a broker-dealer that acquired outstanding notes directly from us.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver this prospectus in connection with any resale of such exchange notes. To date, the staff of the Commission has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the outstanding notes, with this prospectus. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period ending on the earlier of          , 2012 and the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until such date, all dealers effecting transactions in exchange notes may be required to deliver this prospectus.

Any broker-dealer or holder using the exchange offer to participate in a distribution of the securities to be acquired in the exchange offer (1) could not, under Commission staff policy, rely on the position of the Commission staff enunciated in Morgan Stanley and Co., Inc. (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the Commission staff’s letter to Shearman & Sterling dated July 2, 1993, and similar no-action letters, and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K.

If you wish to exchange notes for your outstanding notes in the exchange offer, you will be required to make representations to us as described in “Exchange Offer — Procedures for Tendering — Your Representations to Us” in this prospectus. As indicated in the letter of transmittal, you will be deemed to have made these representations by tendering your outstanding notes in the exchange offer. In addition, if you are a broker-dealer who receives exchange notes for your own account in exchange for outstanding notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge, in the same manner, that you will deliver this prospectus in connection with any resale by you of such exchange notes.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the exchange notes; or

•	a combination of such methods of resale at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act. Each letter of transmittal states that by acknowledging that it will deliver and by delivering this prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For the period described in Section 4(3) of and Rule 174 under the Securities Act that is applicable to transactions by brokers or dealers with respect to the exchange notes, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents. We have agreed to pay all reasonable expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Latham & Watkins LLP has issued an opinion about the legality of the exchange notes.

EXPERTS

The consolidated financial statements and the related financial statement schedule, incorporated in this prospectus by reference from Exterran’s Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of Exterran’s and its subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Commission. Our Commission filings are available over the Internet at the Commission’s web site at http://www.sec.gov. You may also read and copy any document that we file at the Commission’s public reference room at 100 F. Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information on the public reference room and its copy charges.

We “incorporate by reference” information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus, and the information we file later with the Commission will automatically supersede this information. You should not assume that the information in this prospectus is current as of any date other than the date on the front page of this prospectus.

We incorporate by reference the documents listed below:

•	Our annual report on Form 10-K for the year ended December 31, 2010;

•	Our quarterly reports on Form 10-Q for the periods ended March 31, 2011, June 30, 2011 and September 30, 2011;

•	Our current reports on Form 8-K filed on February 25, 2011, March 4, 2011, March 10, 2011, May 5, 2011, May 24, 2011, June 13, 2011, July 14, 2011, August 4, 2011, August 16, 2011, September 9, 2011, October 25, 2011 and November 4, 2011; and

•	Our Definitive Proxy Statement on Schedule 14A filed on March 29, 2011.

Until the termination of the exchange offer described in this prospectus, we will also incorporate by reference all documents that we may file in the future under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any information therein that was furnished to (and not filed with) the Commission. In addition, each document filed by us pursuant to the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to the effectiveness of the registration statement, and that is deemed “filed” with the Commission, shall be deemed to be incorporated by reference into this prospectus.

You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:
Exterran Holdings, Inc.
16666 Northchase Drive
Houston, Texas 77060
Attention: Investor Relations
Telephone: (281) 836-7000

We also make available free of charge on our internet website at http://www.exterran.com our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Commission. Information contained on our web site is not incorporated by reference into this prospectus and you should not consider information on our web site as part of this prospectus.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements other than statements of historical fact contained in this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including, without limitation, statements regarding our business growth strategy and projected costs; future financial position; the sufficiency of available cash flows to fund continuing operations; the expected amount of our capital expenditures; anticipated cost savings, future revenue, gross margin and other financial or operational measures related to our business and our primary business segments; the future value of our equipment and non-consolidated affiliates; and plans and objectives of our management for our future operations. You can identify many of these statements by looking for words such as “believes,” “expects,” “intends,” “projects,” “anticipates,” “estimates” or similar words or the negative thereof.

Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this prospectus. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, no assurance can be given that these expectations will prove to be correct.

These forward-looking statements are also affected by the risk factors described in “Risk Factors” and those set forth from time to time in our filings with the Commission, which are available through our website at www.exterran.com and through the Commission Electronic Data Gathering and Retrieval System (“EDGAR”) at www.sec.gov. Important factors that could cause our actual results to differ materially from the expectations reflected in these forward-looking statements include, among other things:

•	conditions in the oil and natural gas industry, including a sustained decrease in the level of supply or demand for oil or natural gas and the impact on the price of oil or natural gas, which could cause a decline in the demand for our natural gas compression and oil and natural gas production and processing equipment and services;

•	our reduced profit margins or the loss of market share resulting from competition or the introduction of competing technologies by other companies;

•	the success of our subsidiaries, including the Partnership;

•	changes in economic or political conditions in the countries in which we do business, including civil uprisings, riots, terrorism, kidnappings, violence associated with drug cartels, legislative changes and the expropriation, confiscation or nationalization of property without fair compensation;

•	changes in currency exchange rates and restrictions on currency repatriation;

•	the inherent risks associated with our operations, such as equipment defects, malfunctions and natural disasters;

•	loss of the Partnership’s status as a partnership for federal income tax purposes;

•	the risk that counterparties will not perform their obligations under our financial instruments;

•	the financial condition of our customers;

•	our ability to timely and cost-effectively obtain components necessary to conduct our business;

•	employment and workforce factors, including our ability to hire, train and retain key employees;

•	our ability to implement certain business and financial objectives, such as:

•	international expansion and winning profitable new business;

•	sales of additional U.S. contract operations contracts and equipment to the Partnership;

•	timely and cost-effective execution of projects;

•	enhancing our asset utilization, particularly with respect to our fleet of compressors;

•	integrating acquired businesses;

•	generating sufficient cash; and

•	accessing the capital markets at an acceptable cost;

•	liability related to the use of our products and services;

•	changes in governmental safety, health, environmental and other regulations, which could require us to make significant expenditures; and

•	our level of indebtedness and ability to fund our business.

All forward-looking statements included in this prospectus are based on information available to us on the date of this report. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus.

ANNEX A

LETTER OF TRANSMITTAL
To Tender
$350,000,000 of Outstanding 7 1/4% Senior Notes due 2018
of
EXTERRAN HOLDINGS, INC.
Pursuant to the Exchange Offer and Prospectus dated November 8, 2011

The Exchange Agent for the Exchange Offer is:

By Registered or Certified Mail
Wells Fargo Bank, N.A.
MAC N9303-121
P.O. Box 1517
Minneapolis, Minnesota 55480

By Overnight Delivery
Wells Fargo Bank, N.A.
MAC N9303-121
6th & Marquette Avenue
Minneapolis, Minnesota 55479

By Hand Delivery
Wells Fargo Bank, N.A.
608 2nd Avenue South
Northstar East
Building — 12th Floor
Minneapolis, Minnesota

Facsimile Transmission
612-667-6282
Attn: Corporate Trust Operations
Confirm by Telephone:
800-344-5128

IF YOU WISH TO EXCHANGE CURRENTLY OUTSTANDING 7 1/4% SENIOR NOTES DUE 2018 (THE “OUTSTANDING NOTES”) FOR AN EQUAL AGGREGATE PRINCIPAL AMOUNT OF 7 1/4% SENIOR NOTES DUE 2018 PURSUANT TO THE EXCHANGE OFFER, YOU MUST VALIDLY TENDER (AND NOT WITHDRAW) OUTSTANDING NOTES TO THE EXCHANGE AGENT PRIOR TO 5:00 P.M. NEW YORK CITY TIME ON THE EXPIRATION DATE BY CAUSING AN AGENT’S MESSAGE TO BE RECEIVED BY THE EXCHANGE AGENT PRIOR TO SUCH TIME.

The undersigned hereby acknowledges receipt of the prospectus, dated November 8, 2011 (the “Prospectus”), of Exterran Holdings, Inc., a Delaware corporation (the “Company”) and this Letter of Transmittal (the “Letter of Transmittal”), which together describe the Company’s offer (the “Exchange Offer”) to exchange its 7 1/4% Senior Notes due 2018 (the “Exchange Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its issued and outstanding 7 1/4% Senior Notes due 2018 (the “Outstanding Notes”). Capitalized terms used but not defined herein have the respective meaning given to them in the Prospectus.

The Company reserves the right, at any time or from time to time, to extend the Exchange Offer at its discretion, in which event the term “Expiration Date” shall mean the latest date to which the Exchange Offer is extended. To extend the

Exchange Offer, the Company will notify the Exchange Agent orally or in writing of any extension. The Company will notify the holders of Outstanding Notes of the extension via a press release issued no later than 9:00 a.m. New York City time on the business day after the previously scheduled Expiration Date.

This Letter of Transmittal is to be used by holders of the Outstanding Notes. Tender of Outstanding Notes is to be made according to the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the prospectus under the caption “The Exchange Offer — Procedures for Tendering.” DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent’s DTC account. DTC will then send a computer-generated message known as an “agent’s message” to the exchange agent for its acceptance. For you to validly tender your Outstanding Notes in the Exchange Offer, the Exchange Agent must receive, prior to the Expiration Date, an agent’s message under the ATOP procedures that confirms that:

DTC has received your instructions to tender your Outstanding Notes; and

You agree to be bound by the terms of this Letter of Transmittal.

By using the ATOP procedures to tender Outstanding Notes, you will not be required to deliver this Letter of Transmittal to the Exchange Agent. However, you will be bound by its terms, and you will be deemed to have made the acknowledgments and the representations and warranties it contains, just as if you had signed it.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

1. By tendering Outstanding Notes in the Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.

2. By tendering Outstanding Notes in the Exchange Offer, you represent and warrant that you have full authority to tender the Outstanding Notes described above and will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the tender of Outstanding Notes.

3. The tender of the Outstanding Notes pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between you and the Company as to the terms and conditions set forth in the Prospectus.

4. The Exchange Offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the “Commission”), including Exxon Capital Holdings Corp., Commission No-Action Letter (available May 13, 1988), Morgan Stanley & Co., Inc., Commission No-Action Letter (available June 5, 1991) and Shearman & Sterling, Commission No-Action Letter (available July 2, 1993), that the Exchange Notes issued in exchange for the Outstanding Notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than a broker-dealer who purchased Outstanding Notes exchanged for such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act of 1933, as amended (the “Securities Act”) and any such holder that is an “affiliate” of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders’ business and such holders are not participating in, and have no arrangement with any person to participate in, the distribution of such Exchange Notes.

5. By tendering Outstanding Notes in the Exchange Offer, you represent and warrant that:

a. the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of your business, whether or not you are the holder;

b. neither you nor any such other person is engaging in or intends to engage in a distribution of such Exchange Notes;

c. neither you nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes;

d. neither you nor any such other person is an “affiliate,” as such term is defined under Rule 405 promulgated under the Securities Act, of the Company or the Guarantors; and

e. if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes, you acquired those outstanding notes as a result of market-making activities or other trading activities and you will deliver the prospectus, as required by law, in connection with any resale of the exchange notes.

6. If you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities, you acknowledge, by tendering Outstanding Notes in the Exchange Offer, that you will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act. If you are a broker-dealer and Outstanding Notes held for your own account were not acquired as a result of market-making or other trading activities, such Outstanding Notes cannot be exchanged pursuant to the Exchange Offer.

7. Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives.

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1.	Book-Entry Confirmations.

Any confirmation of a book-entry transfer to the Exchange Agent’s account at DTC of Outstanding Notes tendered by book-entry transfer (a “Book-Entry Confirmation”), as well as an agent’s message, and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to 5:00 P.M. New York City time on the Expiration Date.

2.	Partial Tenders.

Tenders of Outstanding Notes will be accepted only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The entire principal amount of Outstanding Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire principal amount of all Outstanding Notes is not tendered, then Outstanding Notes for the principal amount of Outstanding Notes not tendered and Exchange Notes issued in exchange for any Outstanding Notes accepted will be delivered to the holder via the facilities of DTC promptly after the Outstanding Notes are accepted for exchange.

3.	Validity of Tenders.

All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Outstanding Notes will be determined by the Company, in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Outstanding Notes. The Company’s interpretation of the terms and conditions of the Exchange Offer (including the instructions on this Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Outstanding Notes, neither the Company, the Exchange Agent, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of Outstanding Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Outstanding Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders via the facilities of DTC, promptly following the Expiration Date.

Until February 6, 2012 all dealers that effect transactions in the exchange notes, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

Exterran Holdings, Inc.

Offer to Exchange

Registered
$350,000,000 7 1/4% Senior Notes due 2018

for

Outstanding
$350,000,000 7 1/4% Senior Notes due 2018